                    Rule 424(b)(2) Filing/File No. 33-62041

          PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED SEPTEMBER 22, 1995

                                  $300,000,000
                               DELUXE CORPORATION
                          MEDIUM-TERM NOTES, SERIES A
                DUE FROM 9 MONTHS TO 30 YEARS FROM DATE OF ISSUE
                                  -----------

    The Company may offer from time to time its Medium-Term Notes, Series A, due from 9 months to 30 years from date of issue, as selected by the purchaser and agreed to by the Company, in an aggregate principal amount not to exceed $300,000,000, or its equivalent in another currency or composite currency, subject to reduction as a result of the sale of other Debt Securities.

    The Notes may be denominated in U.S. dollars or in such foreign currencies or composite currencies as may be designated by the Company at the time of offering. The specific currency or composite currency, interest rate (if any), issue price and maturity date of any Note will be set forth in the applicable Pricing Supplement to this Prospectus Supplement. See "Description of Notes".

    Interest on the Fixed Rate Notes, unless otherwise specified in the applicable Pricing Supplement, will be payable each February 15 and August 15 and at maturity. Interest on the Floating Rate Notes or Indexed Notes will be payable on the dates specified therein and in the applicable Pricing Supplement. Floating Rate Notes will bear interest at a rate determined by reference to the Commercial Paper Rate, Federal Funds Rate, LIBOR, Prime Rate, CD Rate, Treasury Rate or CMT Rate, as adjusted by a Spread and/or Spread Multiplier, if any, applicable to such Notes. Zero Coupon Notes will not bear interest.

    Unless a Redemption Commencement Date or Repayment Date is specified in the applicable Pricing Supplement, the Notes will not be redeemable or repayable prior to their stated maturity. If a Redemption Commencement Date or Repayment Date is so specified, the Notes will be redeemable at the option of the Company or repayable at the option of the holder as described herein.

    Unless otherwise specified in the applicable Pricing Supplement, the Notes will be issued in global or definitive form in denominations of $100,000 and integral multiples of $1,000 in excess thereof or, in the case of Notes denominated in foreign currencies or composite currencies, in the denominations indicated in the applicable Pricing Supplement. A global Note representing Book-Entry Notes will be registered in the name of The Depository Trust Company, or its nominee, which will act as Depositary. Interests in Book-Entry Notes will be shown on, and transfers thereof will be affected only through records maintained by the Depositary (with respect to participants' interests) and its participants. Except as described herein, owners of beneficial interests in a global Note will not be considered the holders thereof and will not be entitled to receive physical delivery of Notes in definitive form, and no global Note will be exchangeable except for another global Note of like denomination and terms to be registered in the name of the Depositary or its nominee. See "Description of Notes".
                                ----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES  AND
   EXCHANGE  COMMISSION OR BY  ANY STATE SECURITIES  COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED  UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS
          SUPPLEMENT, ANY PRICING SUPPLEMENT HERETO OR THE PROSPECTUS.
              ANY  REPRESENTATION  TO THE  CONTRARY IS  A CRIMINAL
                                    OFFENSE.
                                 --------------

                                                PRICE TO         AGENT'S DISCOUNTS
                                                PUBLIC(1)        OR COMMISSIONS(2)       PROCEEDS TO COMPANY(2)(3)
                                             ---------------  -----------------------  ------------------------------
Per Note...................................       100%              .125%-.750%               99.875%-99.250%
Total(4)...................................   $300,000,000      $375,000-$2,250,000      $299,625,000-$297,750,000

------------------------------
(1) Unless otherwise specified in a Pricing Supplement, Notes will be issued at 100% of the principal amount thereof.
(2) The Company will pay the Agents a commission (or grant a discount) of from .125% to .750%, depending on maturity, of the principal amount of any Notes sold through them as Agents (or sold to such Agents as principal in circumstances in which no other discount is agreed). The Company may sell Notes to any Agent at a discount for resale to one or more investors at varying prices related to prevailing market prices at the time of resale, as determined by such Agent, or at a fixed public offering price. The Company has agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
(3) Before deducting estimated expenses of approximately $379,000, payable by the Company, including reimbursement of the Agents' expenses.
(4) Or the equivalent thereof in foreign currencies or composite currencies.
                               ------------------

    Offers to purchase the Notes are being solicited, on a reasonable efforts basis, from time to time by the Agents on behalf of the Company. Notes may be sold to the Agents on their own behalf at negotiated discounts. The Company reserves the right to sell the Notes directly on its own behalf. No commission will be payable on any sales made directly by the Company. The Company also reserves the right to withdraw, cancel or modify the offering contemplated hereby without notice. The Company or the soliciting Agent may reject any order as a whole or in part. See "Supplemental Plan of Distribution".

GOLDMAN, SACHS & CO.  MORGAN STANLEY & CO.
                             INCORPORATED
                               ------------------

          The date of this Prospectus Supplement is October 27, 1995.

    IN CONNECTION WITH THE DISTRIBUTION OF THE NOTES, THE AGENTS MAY OVER-ALLOT OR EFFECT TRANSACTIONS IN THE NOTES WITH A VIEW TO STABILIZING OR MAINTAINING THE MARKET PRICE OF THE NOTES AT LEVELS OTHER THAN THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN ANY OVER-THE-COUNTER MARKET OR OTHERWISE AND, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.
                            ------------------------

                              DESCRIPTION OF NOTES

GENERAL

    THE FOLLOWING DESCRIPTION OF THE PARTICULAR TERMS OF THE NOTES OFFERED HEREBY SUPPLEMENTS AND, TO THE EXTENT INCONSISTENT THEREWITH, REPLACES THE DESCRIPTION OF THE GENERAL TERMS AND PROVISIONS OF THE DEBT SECURITIES SET FORTH IN THE ACCOMPANYING PROSPECTUS, TO WHICH DESCRIPTION REFERENCE IS HEREBY MADE. UNLESS DIFFERENT TERMS OR ADDITIONAL TERMS ARE SPECIFIED IN THE APPLICABLE PRICING SUPPLEMENT, THE NOTES WILL HAVE THE TERMS DESCRIBED BELOW. REFERENCES TO INTEREST PAYMENTS AND INTEREST-RELATED INFORMATION DO NOT APPLY TO ZERO COUPON NOTES (AS DEFINED BELOW).

    The Notes will be issued pursuant to the Indenture dated as of October 27, 1995 (the "Indenture") between the Company and Norwest Bank Minnesota, National Association, as Trustee (the "Trustee"). The Notes will represent unsubordinated debt of the Company and will rank equally with all other unsecured and unsubordinated debt of the Company. The Notes constitute a separate series for purposes of the Indenture. The Indenture does not limit the aggregate principal amount of Debt Securities that may be issued thereunder. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to and is qualified in its entirety by reference to, all of the provisions of the Indenture, including the definitions therein of certain terms.

    Unless previously redeemed or repaid, each Note will mature on the date from 9 months to 30 years from its date of issue, as agreed to by the Company and the purchaser and specified in the Note and the applicable Pricing Supplement or, if such Note is a Floating Rate Note (as defined below) and such specified date is not a Business Day (as defined below) with respect to such Note, the next succeeding Business Day (or, in the case of a LIBOR Note (as defined below), if such next succeeding Business Day falls in the next calendar month, the next preceding Business Day). If the maturity date specified in the applicable Pricing Supplement for any Fixed Rate Note is a day that is not a Business Day, principal will be paid on the next succeeding Business Day with the same force and effect as if made on such specified maturity date. "Business Day" means (a) with respect to any Note, any day that is not a Saturday or Sunday and that in The City of New York, is not a day on which banking institutions generally are authorized or obligated by law or executive order to close (and with respect to LIBOR Notes is a day on which dealings in deposits in the relevant Specified Currency (as defined below) are transacted in the London interbank market) and
(b) with respect to Foreign Currency Notes (as defined below) only, any day that, in the capital city of the country of the currency in which such Notes are denominated, is not a day on which banking institutions generally are authorized or obligated by law to close (which in the case of Foreign Currency Notes denominated in European Currency Units ("ECUs") shall be Luxembourg, in which case "Business Day" shall not include any day that is a non-ECU clearing day as determined by the ECU Banking Association in Paris).

    Each Note will be denominated in a currency or composite currency ("Specified Currency") as specified on the face thereof and in the applicable Pricing Supplement. Purchasers of the Notes are required to pay for such Notes by delivery of the requisite amount of the Specified Currency to an Agent, unless other arrangements have been made.

    The applicable Pricing Supplement will specify any redemption or repayment terms applicable to the Notes. See "--Redemption and Repayment" below.

    Unless otherwise specified in the applicable Pricing Supplement, the Notes, other than Foreign Currency Notes, will be issuable only in definitive registered form in denominations of $100,000 and integral multiples of $1,000 in excess thereof. The authorized denominations of Notes denominated in foreign currencies or composite currencies ("Foreign Currency Notes") will be indicated in the applicable Pricing Supplement.

    Each Note will be represented either by a global security (a "Global Security") registered in the name of a nominee of The Depository Trust Company, as depositary (the "Depositary") (each such Note represented by a Global Security being herein referred to as a "Book-Entry Note"), or by a certificate issued in definitive registered form, without coupons (a "Certificated Note"), as set forth in the applicable Pricing Supplement. Except as set forth under "--Book-Entry Notes" below, Book-Entry Notes will not be issuable in certificated form. So long as the Depositary or its nominee is the registered holder of any Global Security, the Depositary or its nominee, as the case may be, will be considered the sole registered holder of the Book-Entry Notes represented by such Global Security for all purposes under the Indenture and such Notes. For a further description of the respective forms, denominations and transfer and exchange procedures with respect to any such Global Security and Book-Entry Note, reference is made to "--Book-Entry Notes" below and to the applicable Pricing Supplement.

    Unless otherwise specified in the applicable Pricing Supplement and except as provided below under "--Book-Entry Notes," principal, premium (if any) and interest (if any) will be payable, the transfer of any Notes will be registrable and any Notes will be exchangeable for Notes bearing identical terms and provisions at the corporate trust office of Norwest Bank Minnesota, National Association (the "Paying Agent"), in Minneapolis, Minnesota, provided that payments of interest on any Interest Payment Date (as defined below) with respect to any Certificated Note may be made at the option of the Company by check mailed to the address of the person entitled thereto as it appears on the registry books of the Company at the close of business on the Regular Record Date (as defined below) corresponding to the relevant Interest Payment Date. Unless otherwise specified in the applicable Pricing Supplement, holders of $10,000,000 or more in aggregate principal amount of Certificated Notes shall be entitled to receive payments of interest, other than interest at the stated
maturity thereof or upon repayment or redemption, by wire transfer of immediately available funds, if appropriate wire transfer instructions have been given to the Paying Agent in writing not later than the Regular Record Date preceding such Interest Payment Date.

    Unless otherwise specified in the applicable Pricing Supplement, the principal, premium (if any) and interest (if any) payable at stated maturity or upon repayment or redemption (other than interest payable on a maturity date or repayment or redemption date that is also an Interest Payment Date) on each
Certificated  Note  will  be  paid   in  immediately  available  funds   against
presentation of the Note at the above mentioned corporate trust office of the Paying Agent.

    The  applicable  Pricing  Supplement  will  specify  any  additional   terms
applicable to any Foreign Currency Note with respect to the payment of principal and any premium or interest thereon.

    Notes may be issued as Original Issue Discount Notes offered at a discount from the principal amount thereof at the stated maturity as specified in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, the amount payable to the holder of Zero Coupon Notes and certain of such interest-bearing Notes issued as Original Issue Discount Notes (as specified in the applicable Pricing Supplement) upon any acceleration of the maturity thereof will be the Amortized Face Amount (as defined below) thereof, and the amount payable to the holder of such Original Issue Discount Note upon any repayment or redemption thereof will be the applicable percentage of the Amortized Face Amount thereof specified in the applicable Pricing Supplement, in each case as determined by the Company plus, in the case of any interest bearing
Note issued as an Original Issue Discount Note, any accrued but unpaid "qualified stated interest payments" (as defined under "United States Taxation--United States Noteholders--Original Issue Discount"). The "Amortized Face Amount" of an Original Issue Discount Note is equal to the sum of (i) the Issue Price (as defined below) of such Original Issue Discount Note and (ii) that portion of the difference between the Issue Price and the principal amount of such Original Issue Discount Note due at the Stated Maturity thereof that has been amortized at the Stated Yield (as defined below) of such Original Issue Discount Note (computed in accordance with Section 1272(a)(4) of the Internal Revenue Code of 1986, as amended, and Section 1.1275-1(b) of the Regulations (as defined under "United States Taxation--United States Noteholders-- Original Issue Discount"), in each case as in effect on the issue date of such Original Issue Discount Note), at the date as of which the Amortized Face Amount is calculated, but in no event can the Amortized Face Amount exceed the principal amount of such Note due at the stated maturity thereof. As used in the preceding sentence, the term "Issue Price" means the principal amount of such Original Issue Discount Note due at the stated maturity thereof less the "Original Issue Discount" of such Original Issue Discount Note specified on the face thereof and in the applicable Pricing Supplement. The term "Stated Yield" of such Original Issue Discount Note means the "Yield to Maturity" specified on the face of such Original Issue Discount Note and in the applicable Pricing Supplement for the period from the Original Issue Date of such Original Issue Discount Note, as specified on the face of such Original Issue Discount Note and in the applicable Pricing Supplement, to the stated maturity thereof based on its Issue Price and the principal amount payable at the stated maturity thereof. See "United States Taxation-- United States Noteholders--Original Issue Discount".

INTEREST AND INTEREST RATES

    Each Note that bears interest will bear interest at either (a) a fixed rate (the "Fixed Rate Notes"), (b) an indexed rate ("Indexed Notes") or (c) a floating rate determined by reference to one or more interest rate formulas, which may be adjusted by a Spread and/or Spread Multiplier (each as defined below), and, if so specified in the applicable Pricing Supplement with respect to one or more Interest Periods (as defined below), one or more fixed rates (the "Floating Rate Notes"). Any Floating Rate Note may also have either or both of the following: (i) a maximum interest rate limitation, or ceiling, on the rate of interest which may accrue during any Interest Period; and (ii) a minimum interest rate limitation, or floor, on the rate of interest which may accrue during any Interest Period. The applicable Pricing Supplement may designate any of the following interest rate formulas as applicable to one or more Interest Periods on each Floating Rate Note: (a) the Commercial Paper Rate, in which case such Note will be a "Commercial Paper Rate Note" with respect to such Interest Period or Interest Periods; (b) the Federal Funds Rate, in which case such Note will be a "Federal Funds Rate Note" with respect to such Interest Period or Interest Periods; (c) LIBOR, in which case such Note will be a "LIBOR Note" with respect to such Interest Period or Interest Periods; (d) the Prime Rate, in which case such Note will be a "Prime Rate Note" with respect to such Interest Period or Interest Periods; (e) the CD Rate, in which case such Note will be a "CD Rate Note" with respect to such Interest Period or Interest Periods; (f) the Treasury Rate, in which case such Note will be a "Treasury Rate Note" with respect to such Interest Period or Interest Periods; (g) the CMT Rate, in which case such Note will be a "CMT Rate Note" with respect to such Interest Period or Interest Periods; or (h) such other interest rate formula as is set forth in the applicable Pricing Supplement.

    The interest rate on each Floating Rate Note for each Interest Period will be determined by reference to (i) the applicable interest rate formula specified in the applicable Pricing Supplement for such Interest Period, plus or minus the Spread, if any, and/or multiplied by the Spread Multiplier, if any, or (ii) the applicable fixed rate per annum specified in the applicable Pricing Supplement for such Interest Period. The "Spread" is the number of basis points specified in the applicable Pricing Supplement as being applicable to such Floating Rate Note for such Interest Period, and the "Spread Multiplier" is the percentage specified in the applicable Pricing Supplement as being applicable to such Floating Rate Note for such Interest Period.

    Each Note that bears interest will bear interest from and including its date of issue or from and including the most recent Interest Payment Date (as defined below) to which interest on such Note (or any predecessor Note) has been paid or duly provided for (i) at the fixed rate per annum applicable to the related Interest Period or Interest Periods, (ii) at the rate determined pursuant to the applicable index or (iii) at the rate per annum determined pursuant to the interest rate formula applicable to the related Interest Period or Interest Periods, in each case as specified therein and in the applicable Pricing

Supplement, until the principal thereof is paid or made available for payment. Interest will be payable on each Interest Payment Date and at the stated maturity thereof or upon repayment or redemption. Except as provided below under "--Book Entry Notes," interest will be payable to the person in whose name a Note (or any predecessor Note) is registered at the close of business on the Regular Record Date (as defined below) next preceding each Interest Payment Date; provided, however, that interest payable on a maturity date or any repayment or redemption date that is not an Interest Payment Date will be payable to the person to whom principal shall be payable. The first payment of interest on any Note originally issued after a Regular Record Date and on or before an Interest Payment Date will be made on the Interest Payment Date following the next succeeding Regular Record Date to the registered holder on such next succeeding Regular Record Date. Interest rates and interest rate formulas are subject to change by the Company from time to time but no such change will affect any Note theretofore issued or which the Company has agreed to issue. Unless otherwise specified in the applicable Pricing Supplement, the "Interest Payment Dates" and the "Regular Record Dates" for Fixed Rate Notes shall be as described below under "--Fixed Rate Notes" and the "Interest Payment Dates" and the "Regular Record Dates" for Floating Rate Notes shall be as described below under "--Floating Rate Notes."

    The interest rate on a Note for any Interest Period will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application. Under current New York law, the maximum interest rate is 25% per annum on a simple interest basis, with certain exceptions. The limit may not apply to Floating Rate Notes in which $2,500,000 or more has been invested.

    The applicable Pricing Supplement will specify with respect to each Note that bears interest: (i) the issue price, Interest Payment Dates and Regular Record Dates; (ii) with respect to any Fixed Rate Note, the interest rate; (iii) with respect to any Indexed Note, the index; and (iv) with respect to any Floating Rate Note, the Initial Interest Rate (as defined below), the method (which may vary from Interest Period to Interest Period) of calculating the interest rate applicable to each Interest Period (including, if applicable, the fixed rate per annum applicable to one or more Interest Periods, the period to maturity of any instrument on which the interest rate formula for any Interest Period is based (the "Index Maturity"), the Spread and/or Spread Multiplier, the Interest Determination Dates (as defined below), the Interest Reset Dates (as defined below) and any minimum or maximum interest rate limitations); (v) whether such Note is an Original Issue Discount Note; and (vi) any other terms consistent with the Indenture.

FIXED RATE NOTES

    Each Fixed Rate Note, whether or not issued as an Original Issue Discount Note, will bear interest at the annual rate specified therein and in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, the Interest Payment Dates for the Fixed Rate Notes will be on February 15 and August 15 of each year and the Regular Record Dates for the Fixed Rate Notes will be on the first day (whether or not a Business Day) of the month in which each Interest Payment Date occurs. Unless otherwise specified in the applicable Pricing Supplement, interest payments for Fixed Rate Notes shall be the amount of interest accrued from, and including, the next preceding Interest Payment Date to which interest has been paid or duly provided for (or from, and including, the date of issue if no interest has been paid or duly provided for with respect to such Fixed Rate Note) to, but excluding, the relevant Interest Payment Date. Interest on Fixed Rate Notes will be computed and paid on the basis of a 360-day year of twelve 30-day months. In the event that any Interest Payment Date on a Fixed Rate Note is not a Business Day, interest will be paid on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date.

FLOATING RATE NOTES

    The Interest Payment Dates for the Floating Rate Notes shall be as specified in such Notes and in the applicable Pricing Supplement, and, unless otherwise specified in the applicable Pricing Supplement, the Regular Record Dates for the Floating Rate Notes will be the day (whether or not a Business Day) fifteen calendar days preceding each Interest Payment Date. Unless otherwise specified in the applicable Pricing Supplement and except as provided below, interest on Floating Rate Notes will be payable on the following Interest Payment Dates: in the case of Floating Rate Notes with a daily, weekly or monthly Interest Reset Date, on the third Wednesday of each month or on the third Wednesday of February, May, August and November of each year; in the case of Floating Rate Notes with a quarterly Interest Reset Date, on the third Wednesday of February, May, August and
November of each year; in the case of Floating Rate Notes with a semiannual Interest Reset Date, on the third Wednesday of the two months of each year specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes with an annual Interest Reset Date, on the third Wednesday of the month of each year specified in the applicable Pricing Supplement, and in each case at the stated maturity thereof or upon repayment or redemption. If any Interest Payment Date for any Floating Rate Note would otherwise be a day that is not a Business Day, the Interest Payment Date for such Floating Rate Note shall be postponed to the next day that is a Business Day, except that in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Payment Date shall be the immediately preceding Business Day.

    The rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually or annually (the date on which each such reset occurs, an "Interest Reset Date"), as specified in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, the Interest Reset Date will be as follows: in the case of Floating Rate Notes which are reset daily, each Business Day; in the case of Floating Rate Notes (other than Treasury Rate Notes) which are reset weekly, the Wednesday of each week; in the case of Treasury Rate Notes which are reset weekly, the Tuesday of each week (except if the auction date falls on a Tuesday, then the next Business Day, as provided below); in the case of Floating Rate Notes which are reset monthly, the third Wednesday of each month; in the case of Floating Rate Notes which are reset quarterly, the third Wednesday of February, May, August and November of each year; in the case of Floating Rate Notes which are reset semi-annually, the third Wednesday of the two months of each year specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes which are reset annually, the third Wednesday of the month of each year specified in the applicable Pricing Supplement.

    Unless otherwise specified in the applicable Pricing Supplement, the interest rate determined with respect to any Interest Determination Date will become effective on and as of the next succeeding Interest Reset Date; provided, however, that (i) the interest rate in effect from the date of issue to the first Interest Reset Date with respect to a Floating Rate Note (the "Initial Interest Rate") will be as specified in the applicable Pricing Supplement and
(ii) the interest rate in effect for the 10 days immediately prior to the stated maturity will be that in effect on the tenth day preceding such maturity. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date shall be postponed to the next day that is a Business Day, except that in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Business Day.

    As used herein, "Interest Determination Date" means the date as of which the interest rate for a Floating Rate Note is to be calculated, to be effective as of the following Interest Reset Date and calculated on the related Calculation Date (as defined below). Unless otherwise specified in the applicable Pricing Supplement, the Interest Determination Date pertaining to any Interest Reset Date for a Commercial Paper Rate Note, a Federal Funds Rate Note, a LIBOR Note, a Prime Rate Note, a CD Rate Note or a CMT Rate Note (the "Commercial Paper Interest Determination Date," the "Federal Funds Interest Determination Date," the "LIBOR Interest Determination Date," the "Prime Interest Determination Date," the "CD Interest Determination Date" and the "CMT Interest Determination Date," respectively) will be the second Business Day prior to such Interest Reset Date. Unless otherwise specified in the applicable Pricing Supplement, the Interest Determination Date pertaining to an Interest Reset Date for a Treasury Rate Note (the "Treasury Interest Determination Date") will be the day of the week on which Treasury bills would normally be auctioned in the week in which such Interest Reset Date falls. Treasury bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Treasury Interest Determination Date pertaining to the Interest Reset Date occurring in the next succeeding week. If an auction date shall fall on any Interest Reset Date for a Treasury Rate Note, then such Interest Reset Date shall instead be the first Business Day immediately following such auction date.

    Unless otherwise specified in the applicable Pricing Supplement, interest payments on an Interest Payment Date for a Floating Rate Note will include interest accrued from, and including, the next preceding Interest Payment Date to which interest has been paid or duly provided for (or from, and including, the date of issue if no interest has been paid or duly provided for with respect to such Floating Rate Note) to, but excluding, such Interest Payment Date (each such interest accrual period, an "Interest Period"). Accrued interest from the date of issue or from the last date to which interest has been paid or duly provided for to the date for which interest is being calculated is calculated by multiplying the face amount of a Floating Rate Note by the applicable accrued interest factor (the "Accrued Interest Factor"). The Accrued Interest Factor is computed by adding together the interest factors calculated for each day from the date of issue, or from the last date to which interest has been paid or duly provided for, to, but excluding, the date for which accrued interest is being calculated. The interest factor for each such day is computed by dividing the per annum interest rate applicable to such day by 360 in the case of Commercial Paper Rate Notes, Federal Funds Rate Notes, LIBOR Notes, Prime Rate Notes and CD Rate Notes, or by the actual number of days in the year in the case of Treasury Rate Notes and CMT Rate Notes. The interest rate in effect on each day will be
(i) if such day is an Interest Reset Date, the interest rate with respect to the Interest Determination Date pertaining to such Interest Reset Date or (ii) if such day is not an Interest Reset Date, the interest rate with respect to the Interest Determination Date pertaining to the next preceding Interest Reset Date, subject in either case to any maximum or minimum interest rate limitation referred to above or in the applicable Pricing Supplement.

    Unless otherwise specified in the applicable Pricing Supplement, Norwest Bank Minnesota, National Association, will be the "Calculation Agent." On or before each Calculation Date, the Calculation Agent will determine the interest rate as described below and notify the Paying Agent. The Paying Agent will determine the Accrued Interest Factor applicable to any such Floating Rate Note. The Paying Agent will, upon the request of the holder of any Floating Rate Note, provide the interest rate then in effect and the interest rate which will become effective as a result of a determination made with respect to the most recent Interest Determination Date with respect to such Floating Rate Note. The determinations of interest rates made by the Calculation Agent shall be conclusive and binding, and neither the Trustee nor the Paying Agent shall have the duty to verify determinations of interest rates made by the Calculation Agent. The determinations of Accrued Interest Factors made by the Paying Agent shall be conclusive and binding. Unless otherwise specified in the applicable Pricing Supplement, the "Calculation Date," if applicable, pertaining to any Interest Determination Date on a Floating Rate Note will be the earlier of (i) the tenth calendar day after such Interest Determination Date, or, if any such day is not a Business Day, the next succeeding Business Day and (ii) the Business Day preceding the applicable Interest Payment Date or the stated maturity date or repayment or redemption date, as the case may be.

    Unless otherwise specified in the applicable Pricing Supplement, all percentages resulting from any calculation referred to in this Prospectus Supplement will be rounded, if necessary, to the nearest one hundred-thousandth of one percentage point, with five one-millionths of one percentage point rounded upward (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or
 .0987655)  and 9.876544% (or .09876544) being rounded to 9.87654% (or .0987654);
all calculations of the interest factor for any day on Floating Rate Notes will be rounded, if necessary, to the nearest one hundred-millionth, with five one-billionths rounded upward (e.g., .098765455 being rounded to .09876546 and
 .098765454 being rounded to .09876545); and all currency or composite currency amounts used in or resulting from such calculations on the Notes will be rounded to the nearest one-hundredth of a unit (with .005 of a unit being rounded upward).

    COMMERCIAL PAPER RATE NOTES. Commercial Paper Rate Notes will bear interest at the interest rates (calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any) specified in the Commercial Paper Rate Note and in the applicable Pricing Supplement.

    Unless otherwise specified in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Commercial Paper Interest Determination Date, the Money Market Yield (calculated as described below) of the rate on that date for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as such rate is published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" or any successor publication ("H.15(519)") under the heading "Commercial Paper." If by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Commercial Paper Interest Determination Date such rate is not so published, then the Commercial Paper Rate shall be the Money Market Yield of the rate on that Commercial Paper Interest Determination Date for commercial paper having the Index Maturity designated in the applicable Pricing Supplement as published by the Federal Reserve Bank of New York in its daily statistical release, "Composite 3:30 p.m. Quotations for United States Government Securities" ("Composite Quotations") under the heading "Commercial Paper." If by 3:00 p.m., New York City time, on such Calculation Date such rate is not yet published in either H.15(519) or Composite Quotations, the Commercial Paper Rate for that Commercial Paper Interest Determination Date shall be calculated by the Calculation Agent and shall be the Money Market Yield of the arithmetic mean of the offered rates of three leading dealers of commercial paper in The City of New York selected by the Calculation Agent as of 11:00 a.m., New York City time, on that Commercial Paper Interest Determination Date, for commercial paper having the Index Maturity specified in the applicable Pricing Supplement placed for an industrial issuer whose bond rating is "AA," or the equivalent, from a nationally recognized securities rating agency; provided, however, that if fewer than three dealers selected as aforesaid by the Calculation Agent are quoting as specified in this sentence, the Commercial Paper Rate with respect to such Commercial Paper Interest Determination Date will remain the Commercial Paper Rate in effect on such Commercial Paper Interest Determination Date.

    "Money Market Yield" shall be a yield calculated in accordance with the following formula:

                         D X 360
Money Market Yield =  -------------  X 100
                      360 - (D X M)

where "D" refers to the per annum rate for the commercial paper, quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

    FEDERAL FUNDS RATE NOTES. Federal Funds Rate Notes will bear interest at the interest rates (calculated with reference to the Federal Funds Rate and the Spread and/or Spread Multiplier, if any) specified in the Federal Funds Rate Notes and in the applicable Pricing Supplement.

    Unless otherwise specified in the applicable Pricing Supplement, "Federal Funds Rate" means, with respect to any Federal Funds Interest Determination Date, the rate on that day for Federal Funds as such rate is published in H.15(519) under the heading "Federal Funds Effective" or, if not so published in H.15(519) by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Federal Funds Interest Determination Date, then the Federal Funds Rate will be the rate on such Federal Funds Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate." If such rate is not so published in either H.15(519) or Composite Quotations by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Federal Funds Interest Determination Date, the Federal Funds Rate for such Federal Funds Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight Federal Funds arranged by three leading dealers of Federal Funds transactions in The City of New York selected by the Calculation Agent as of 11:00 a.m., New York City time, on such Federal Funds Interest Determination Date; provided, however, that if fewer than three dealers selected as aforesaid by the Calculation Agent are quoting as specified in this sentence, the Federal Funds Rate will remain the Federal Funds Rate in effect on such Federal Funds Interest Determination Date.

    LIBOR NOTES.    LIBOR  Notes  will  bear  interest  at  the  interest  rates
(calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any) specified in the LIBOR Notes and in the applicable Pricing Supplement.

    Unless otherwise specified in the applicable Pricing Supplement, LIBOR will be determined by the Calculation Agent in accordance with the following provisions:

         (i) With respect to a LIBOR Interest Determination Date, LIBOR will be determined on the basis of the offered rates for deposits in the Index Currency (as defined below) having the Index Maturity designated in the applicable Pricing Supplement, commencing on the second Business Day immediately following that LIBOR Interest Determination Date, as such rates appear as of 11:00 a.m., London time, on that LIBOR Interest Determination Date on the display screen designated "Page 3750" by Telerate Data Service, or such other page as may replace such page on that service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for deposits in the relevant Index Currency ("Telerate Page 3750"). If no such rates appear on Telerate Page 3750, then LIBOR in respect of that LIBOR Interest Determination Date will be the arithmetic mean of the offered rates (unless the display referred to below by its terms provides only for a single rate, in which case such single rate shall be used) for deposits in the London interbank market in the Index Currency having the Index Maturity designated in the applicable Pricing Supplement and commencing on the second Business Day immediately following such LIBOR Interest Determination Date that appear on the display on the Reuters Monitor Money Rates Service for the purpose of displaying the London interbank offered rates of major banks for the applicable Index Currency as of 11:00 a.m., London time, on such LIBOR Interest Determination Date, if at least two such offered rates appear (unless, as aforesaid, only a single rate is required). If fewer than two such rates appear (or, if such display by its terms provides for only a single rate, in which case if no such rate appears), then LIBOR in respect of such LIBOR Interest Determination Date will be determined as if the parties had specified the rate described in clause (ii) below.

        (ii) If LIBOR with respect to a LIBOR Interest Determination Date is to be determined pursuant to this clause (ii), the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Calculation Agent, to provide the Calculation Agent with its offered quotation for deposits in the Index Currency for the period of the Index Maturity designated in the applicable Pricing Supplement, commencing on the second Business Day immediately following such LIBOR Interest Determination Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on such LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in such Index Currency in such market at such time. If at least two such quotations are provided, LIBOR determined on such LIBOR Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR determined on such LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., (or such other time specified in the applicable Pricing Supplement), in the applicable Principal Financial Center (as defined below), on such LIBOR Interest Determination Date by three major banks in such Principal Financial Center selected by the Calculation Agent for loans in the Index Currency to leading European banks, having the Index Maturity designated in the applicable Pricing Supplement and in a principal amount that is representative for a single transaction in such Index Currency in such market at such time; provided, however, that if the banks so selected by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR determined on such LIBOR Interest Determination Date will be LIBOR in effect on such LIBOR Interest Determination Date.

    "Index Currency" means the currency (including composite currencies) specified in the applicable Pricing Supplement as the currency for which LIBOR shall be calculated. If no such currency is specified in the applicable Pricing Supplement, the Index Currency shall be United States dollars.

    "Principal Financial Center" will generally be the capital city of the country of the specified Index Currency, except that with respect to United States dollars, Deutsche marks, Italian lira, Swiss francs, Dutch guilders and ECUs, the Principal Financial Center shall be The City of New York, Frankfurt, Milan, Zurich, Amsterdam and Luxembourg, respectively.

    PRIME RATE NOTES. Prime Rate Notes will bear interest at the interest rates (calculated with reference to the Prime Rate and the Spread and/or Spread Multiplier, if any) specified in the Prime Rate Notes and in the applicable Pricing Supplement.

    Unless otherwise specified in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Prime Interest Determination Date, the rate set forth for the relevant Prime Interest Determination Date as such rate is published in H.15(519) under the heading "Bank Prime Loan." In the event that such rate is not so published by 3:00 p.m., New York City time, on the relevant Calculation Date, then the Prime Rate with respect to such Prime Interest Determination Date will be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the display designated as page "USPRIME1" on the Reuters Monitor Money Rates Service (or such other page as may replace the USPRIME1 page on that service for the purpose of displaying prime rates or base lending rates of major United States banks) ("Reuters Screen USPRIME1 Page") as such banks prime rate or base lending rate as in effect for such Prime Interest Determination Date. If fewer than four such rates appear on the Reuters Screen USPRIME1 Page on such Interest Determination Date, the Prime Rate shall be calculated by the Calculation Agent and shall be determined as the arithmetic mean of the prime rates or base rates for commercial loans quoted in The City of New York as of the close of business on such date by three substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, having total equity capital of at least $500,000,000 and being subject to supervision or examination by a federal or state authority, selected by the Calculation Agent (after consultation with the Company); provided, however, that if fewer than three banks or trust companies selected as aforesaid by the Calculation Agent are quoting as specified in this sentence, the Prime Rate will remain the Prime Rate in effect on such Prime Interest Determination Date.

    CD RATE NOTES. CD Rate Notes will bear interest at the interest rates (calculated with reference to the CD Rate and the Spread and/or Spread Multiplier, if any) specified in the CD Rate Notes and in the applicable Pricing Supplement.

    Unless otherwise specified in the applicable Pricing Supplement, "CD Rate" means, with respect to any CD Interest Determination Date, the rate on such date for negotiable certificates of deposit having the Index Maturity specified in the applicable Pricing Supplement as such rate is published in H.15(519) under the heading "CDs (Secondary Market)." If by 3:00 p.m., New York City time, on the Calculation Date pertaining to such CD Interest Determination Date such rate is not so published, then the CD Rate shall be the rate on such CD Interest Determination Date for negotiable certificates of deposit of the Index Maturity specified in the applicable Pricing Supplement as published in Composite Quotations under the heading "Certificates of Deposit." If by 3:00 p.m., New York City time, on such Calculation Date such rate is not so published in either H.15(519) or Composite Quotations, the CD Rate for that CD Interest Determination Date shall be calculated by the Calculation Agent and shall be the arithmetic mean of the secondary market offered rates as of 3:00 p.m., New York City time, on such CD Interest Determination Date, of three leading nonbank dealers in negotiable United States dollar certificates of deposit in The City of New York selected by the Calculation Agent for negotiable certificates of deposit of major United States money market banks which are then rated A-1+ by Standard & Poor's Corporation and P-1 by Moody's Investors Service with a remaining maturity closest to the Index Maturity specified in the applicable Pricing Supplement in denominations of $5,000,000; provided, however, that if fewer than three dealers selected as aforesaid by the Calculation Agent are quoting as specified in this sentence, the CD Rate will remain the CD Rate in effect on such CD Interest Determination Date.

    TREASURY RATE NOTES. Treasury Rate Notes will bear interest at the interest rates (calculated with reference to the Treasury Rate and the Spread and/or
Spread Multiplier, if any) specified in the Treasury Rate Notes and in the applicable Pricing Supplement.

    Unless otherwise specified in the applicable Pricing Supplement, "Treasury Rate" means, with respect to any Treasury Interest Determination Date, the rate for the most recent auction of direct obligations of the United States ("Treasury bills") having the Index Maturity specified in the applicable Pricing Supplement, as such rate is published in H.15(519) under the heading "U.S. Government Securities--Treasury Bills--auction average (investment)" or, if not so published in H.15(519) by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Treasury Interest Determination Date, the auction average rate (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury bills having the Index Maturity designated in the applicable Pricing Supplement are not otherwise reported as provided above by 3:00 p.m., New York City time, on such Calculation Date or no such auction is held in a particular week, then the Treasury Rate shall be the rate published in H.15(519) under the heading "U.S. Government Securities--Treasury Bills--Secondary Market" (expressed as a bond equivalent yield on the basis of a 365 or 366 day year, as applicable, on a daily basis), or if not published by 3:00 p.m., New York City time on the related Calculation Date, the Treasury Rate shall be calculated by the Calculation Agent and shall be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) calculated using the arithmetic mean of the secondary market bid rates, as of 3:30 p.m., New York City time, on such Treasury Interest Determination Date, of three leading primary United States government securities dealers selected by the Calculation Agent for the issue of Treasury bills with a remaining maturity closest to the Index Maturity designated in the applicable Pricing Supplement; provided, however, that if fewer than three dealers selected as aforesaid by the Calculation Agent are quoting as specified in this sentence, the Treasury Rate with respect to such Treasury Interest Determination Date will remain the Treasury Rate in effect on such Treasury Interest Determination Date.

    CMT RATE NOTES. CMT Rate Notes will bear interest at the rates (calculated with reference to the CMT Rate and the Spread and/or Spread Multiplier, if any) specified in such CMT Rate Notes and any applicable Pricing Supplement.

    Unless otherwise specified in the applicable Pricing Supplement, "CMT Rate" means, with respect to any CMT Interest Determination Date, the rate displayed on the Designated CMT Telerate Page (as defined below) under the caption ". . . Treasury Constant Maturities . . . Federal Reserve Board Release H.15 . . . Mondays Approximately 3:45 p.m.," under the column for the Designated CMT Maturity Index (as defined below) for (i) if the Designated CMT Telerate Page is 7055, the rate on such CMT Interest Determination Date and (ii) if the Designated CMT Telerate Page is 7052, the week or the month, as applicable, ended immediately preceding the week in which the related CMT Interest Determination Date occurs. If such rate is no longer displayed on the relevant page, or if not displayed by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Interest Determination Date will be such Treasury Constant Maturity rate for the Designated CMT Maturity Index as published in the relevant H.15(519). If such rate is no longer published, or, if not so published by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Interest Determination Date will be such Treasury Constant Maturity rate for the Designated CMT
Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the CMT Interest Determination Date with respect to such Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519). If such information is not provided by 3:00 p.m., New York City time, on the related Calculation Date, then the CMT Rate for the CMT Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 p.m., New York City time on the CMT Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in The City of New York selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Calculation Agent cannot obtain three such Treasury notes quotations, the CMT Rate for such CMT Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 p.m., New York City time, on the CMT Interest Determination Date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100,000,000. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated; provided however, that if fewer than three Reference Dealers selected by the Calculation Agent are quoting as described herein, the CMT Rate will be the CMT Rate in effect on such CMT Interest Determination Date. If two Treasury notes with an original maturity as described in the third preceding sentence, have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the CMT Rate Note with the shorter remaining term to maturity will be used.

    "Designated CMT Telerate Page" means the display on the Dow Jones Telerate Service on the page designated in the applicable Pricing Supplement (or any other page as may replace such page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)), for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no such page is specified in the applicable Pricing Supplement, the Designated CMT Telerate Page shall be 7052, for the most recent week.

    "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified in the applicable Pricing Supplement with respect to which the CMT Rate will be calculated. If no such maturity is specified in the applicable Pricing Supplement, the Designated CMT Maturity Index shall be 2 years.

ZERO COUPON NOTES

    Notes may be issued in the form of Original Issue Discount Notes that do not provide any periodic payments of interest (the "Zero Coupon Notes"). The specific terms of any Zero Coupon Notes will be set forth in the applicable Pricing Supplement.

INDEXED NOTES

    Notes may be issued from time to time as Indexed Notes. Indexed Notes are Notes for which the principal amount payable at the stated maturity thereof or upon redemption or repayment, or the amount of interest payable on an Interest Payment Date, or both, is determined by reference to a currency exchange rate, composite currency or currencies, commodity price or other financial or non-financial index as set forth in the applicable Pricing Supplement. Specific terms of any Indexed Notes will be set forth in such Notes and the applicable Pricing Supplement.

REDEMPTION AND REPAYMENT

    The Notes will not be subject to any sinking fund and, unless an initial date on which a Note may be redeemed by the Company (a "Redemption Commencement Date") or a date on which a Note may be repayable at the option of a holder thereof (a "Repayment Date") is specified in the applicable Pricing Supplement, will not be redeemable or repayable prior to their stated maturity. If a Redemption Commencement Date or Repayment Date is so specified with respect to any Note, the applicable Pricing Supplement will also specify one or more redemption or repayment prices (expressed as a percentage of the principal amount of such Note) ("Redemption Prices" or "Repayment Prices," respectively) and the redemption or repayment period or periods ("Redemption Periods" or "Repayment Periods," respectively) during which such Redemption Prices or Repayment Prices shall apply. Unless otherwise specified in the Pricing Supplement, any such Note shall be redeemable at the option of the Company or repayable at the option of the holder thereof (as specified in such Pricing Supplement) at any time on or after such specified Redemption Commencement Date or Repayment Date, as the case may be, at the specified Redemption Price or Repayment Price applicable to the Redemption Period or Repayment Period during which such Note is to be redeemed or repaid, together with interest accrued to the redemption or repayment date. With respect to the redemption of Global Securities, the Depositary advises that if less than all of the Notes with like tenor or terms are to be redeemed, the particular interests (in integral multiples of $1,000) in the Book-Entry Notes representing the Notes to be redeemed shall be selected by the Depositary's impartial lottery procedures.

    In the event that the option of the holder to elect repayment described above is deemed to be a "tender offer" within the meaning of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Company will comply with Rule 14e-1 as then in effect to the extent applicable.

APPLICABILITY OF DEFEASANCE PROVISIONS

    The Indenture provisions relating to defeasance and discharge and covenant defeasance which are described in the accompanying Prospectus under "Description of Debt Securities--Defeasance Provisions" will apply to the Notes.

BOOK-ENTRY NOTES

    Upon issuance, all Book-Entry Notes of the same series and bearing interest (if any) at the same rate or pursuant to the same formula and having the same date of issuance, redemption or repayment provisions (if any), stated maturity and other terms will be represented by a single Global Security. Each Global Security representing Book-Entry Notes will be deposited with, or on behalf of, the Depositary and will be registered in the name of the Depositary or a nominee of the Depositary.

    Upon the issuance of a Global Security, the Depositary will credit accounts held with it with the respective principal or face amounts of the Book-Entry Notes represented by such Global Security. The accounts to be credited shall be designated initially by the Agent through which the Note was sold or, to the extent that such Notes are offered and sold directly, by the Company. Ownership of beneficial interests in a Global Security will be limited to institutions that have accounts with the Depositary ("participants") and to persons that may hold interests through such participants. Ownership of beneficial interests by participants in a Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary for such Global Security. Ownership of beneficial interests in such Global Security by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant.

    Payment of principal of, premium (if any) and interest (if any) on Book-Entry Notes represented by any such Global Security will be made to the Depositary or its nominee, as the case may be, as the sole registered holder of the Book-Entry Notes represented thereby for all purposes under the Indenture. None of the Company, the Trustee, the Paying Agent or any agent of the Company or the Trustee will have any responsibility or liability for any aspect of the Depositary's records relating to or payments made on account of beneficial ownership interests in a Global Security representing any Book-Entry Notes or any other aspect of the relationship between the Depositary and its participants or the relationship between such participants and the owner of beneficial interests in a Global Security owning through such participants or for maintaining, supervising or reviewing any of the Depositary's records relating to such beneficial ownership interests.

    The Company has been advised by the Depositary that upon receipt of any payment of principal of, premium (if any) or interest (if any) on any such Global Security, the Depositary will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of the Depositary. Payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held by such participants for customer accounts registered in "street name," and will be the sole responsibility of such participants.

    No Global Security may be transferred except as a whole by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor of the Depositary or a nominee of such successor.

    Unless otherwise specified in the applicable Pricing Supplement, a Global Security representing Book Entry Notes is exchangeable for Certificated Notes of the same series and bearing interest (if any) at the same rate or pursuant to the same formula, having the same date of issuance, redemption or repayment provisions (if any), stated maturity and other terms and of differing authorized denominations aggregating a like amount, only if (x) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for such Global Security or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act, (y) the Company in its sole discretion determines that such Global Security shall be exchangeable for Certificated Notes or (z) there shall have occurred and be continuing an Event of Default with respect to the Notes. Such Certificated Notes shall be registered in the names of the owners of the beneficial interests in such Global Security as provided by the Depositary's relevant participants (as identified by the Depositary).

    Except  as  provided  above,  owners of  beneficial  interests  in  a Global
Security will not be entitled to receive physical delivery of Notes in certificated form and will not be considered the registered holders thereof for any purpose under the Indenture, and no Global Security representing Book-Entry Notes shall be exchangeable or transferable. Accordingly, each person owning a beneficial interest in such a Global Security must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a registered holder under the Indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

    The Depositary, as the registered holder of each Global Security, may appoint agents and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a registered holder is entitled to give or take under the Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of registered holders or that an owner of a beneficial interest in such a Global Security desires to give or take any action which a registered holder is entitled to give or take under the Indenture, the Depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

    The Depositary has advised the Company that the Depositary is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act. The Depositary was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (including the Agents), banks (including the Trustee), trust companies, clearing corporations, and certain other organizations some of whom (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

                             FOREIGN CURRENCY RISKS

GENERAL

    The following is a summary of certain risks relating to Foreign Currency Notes. A description of material risks, if any, relating to a particular series of Foreign Currency Notes will be set forth in the applicable Prospectus Supplement.

    The information set forth in this Prospectus Supplement is directed to prospective purchasers who are United States residents, and the Company disclaims any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal of and interest on the Notes. Such persons should consult their own financial and legal advisors with regard to such matters.

    PROSPECTIVE PURCHASERS OF FOREIGN CURRENCY NOTES SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS WITH RESPECT TO ANY MATTERS THAT MAY AFFECT THE PURCHASE OR HOLDING OF A FOREIGN CURRENCY NOTE OR THE RECEIPT OF PAYMENTS OF PRINCIPAL OF AND ANY PREMIUM AND INTEREST ON A FOREIGN CURRENCY NOTE IN A SPECIFIED CURRENCY (AS DEFINED BELOW). FOREIGN CURRENCY NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR INVESTORS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY TRANSACTIONS.

EXCHANGE RATES AND EXCHANGE CONTROLS

    An investment in Foreign Currency Notes entails significant risks that are not associated with a similar investment in a security denominated in United States dollars. Such risks include, without limitation, the possibility of significant changes in rate of exchange between the United States dollar and Specified Currency and the possibility of the imposition or modification of foreign exchange controls by either the United States or foreign governments. Such risks generally depend on events over which the Company has no control, such as economic and political events and the supply and demand for relevant currencies. In recent years, rates of exchange between the United States dollar and certain foreign currencies have been highly volatile and such volatility may be expected in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in the rate that may occur during the term of any Foreign Currency Note. Depreciation of the Specified Currency applicable to a Foreign Currency Note against the United States dollar would result in a decrease in the United States dollar-equivalent yield of such Note, in the United States dollar-equivalent value of the principal payable at the stated maturity or upon repayment or redemption of such Note and, generally, in the United States dollar-equivalent market value of such Note.

    Governments have imposed from time to time exchange controls and may in the future impose or revise exchange controls at or prior to a Foreign Currency Note's stated maturity which could affect exchange rates as well as the availability of the Specified Currency at a Foreign Currency Note's stated maturity or upon repayment or redemption. Even if there are no exchange controls, it is possible that the Specified Currency for any particular Foreign Currency Note would not be available at such Note's stated maturity or upon repayment or redemption due to other circumstances beyond the control of the Company. In that event, the Company will repay in United States dollars on the basis of the most recently available exchange rate.

JUDGMENTS

    The Notes will be governed by and construed in accordance with the laws of the State of New York. If an action based on Foreign Currency Notes were commenced in a court of the United States, it is likely that such court would grant judgment relating to such Notes only in United States dollars. It is not clear, however, whether, in granting such judgment, the rate of conversion into United States dollars would be determined with reference to the date of default, the date judgment is rendered or some other date. Under current New York law, a state court in the State of New York rendering a judgment on a Foreign Currency Note would be required to render such judgment in the Specified Currency in which such Foreign Currency Note is denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment. Holders of Foreign Currency

Notes would bear the risk of exchange rate fluctuations between the time the amount of the judgment is calculated and the time the Paying Agent converts United States dollars to the Specified Currency for payment of the judgment.

LIMITED FACILITIES FOR CONVERSION

    Currently, there are limited facilities in the United States for conversion of United States dollars into foreign currencies, and vice versa. In addition, banks offer limited non-United States dollar denominated checking or savings account facilities in the United States. Accordingly, payments on Foreign Currency Notes will, unless otherwise specified in the applicable Pricing Supplement, be made from an account with a bank located in the country issuing the Specified Currency (or, with respect to Foreign Currency Notes denominated in ECUs, Brussels).

                             UNITED STATES TAXATION

    The following is a summary of the principal general federal income tax consequences under present law to a holder of Notes who is (i) a citizen or resident of the United States, (ii) a domestic corporation, or (iii) otherwise subject to United States federal income taxation on a net basis (a "United States Noteholder") and may not be authoritative in individual cases, where special rules may apply. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), and existing final, temporary and proposed Treasury regulations, revenue rulings and judicial decisions. It deals only with Notes held as capital assets by initial purchasers at the issue price who are United States Noteholders and not with special classes of holders, such as dealers in securities or currencies, life insurance companies, banks, tax-exempt organizations, persons holding Notes as a hedge against or which are hedged against currency risks or that are part of a straddle or conversion transaction, and persons whose functional currency is not the United States dollar. A person considering the purchase of Notes should consult his or her own tax adviser concerning these matters and as to the tax treatment under foreign, state and local tax laws and regulations.

GENERAL

    As a general rule, interest paid or accrued on the Notes will be treated as ordinary income to United States Noteholders. A United States Noteholder using the accrual method of accounting for federal income tax purposes is required to include interest paid or accrued on the Notes in ordinary income as such interest accrues, while a United States Noteholder using the cash receipts and disbursements method of accounting for federal income tax purposes must include interest paid or accrued on the Notes in ordinary income when payments are received (or made available for receipt) by such holder and include original issue discount in the manner set forth below.

    In the event that any of the Notes are determined to be "applicable high yield discount obligations," under the provisions of the Code, additional information regarding the federal income tax consequences associated with such Notes will be provided as part of the Pricing Supplement for such Notes.

ORIGINAL ISSUE DISCOUNT

    The Notes, including the Original Issue Discount Notes, may be issued with "original issue discount." In general, original issue discount is the difference between the "stated redemption price at maturity" of the Note and its "issue price." The original issue discount with respect to a Note will be considered to be zero if it is less than one quarter of one percentage point of the Note's stated redemption price at maturity multiplied by the number of complete years from the date of issue of such Note to its maturity date. In addition, special rules described below apply to Notes having a fixed maturity date not more than one year from the date of issue. Regulations regarding original issue discount were issued by the Treasury Department in January 1994 (the "Regulations").

    The stated redemption price at maturity of a Note generally will be equal to the sum of all payments, whether denominated as principal or interest, to be made with respect thereto other than "qualified stated interest" payments. Pursuant to the Regulations, qualified stated interest payments are interest payments based on a single fixed rate of interest (or under certain circumstances, a variable rate tied to an objective index) that is unconditionally payable at least annually at fixed periodic intervals of one year or less during the entire term of the Note. Although, if so provided in a Pricing Supplement, the Notes may be subject to optional redemption by the Company under certain circumstances for an amount in excess of their principal amount, based on the Regulations, this excess should not be considered when determining the stated redemption price at maturity of a Note. In general, the issue price of a Note is the initial offering price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of Notes are sold.

    It is possible that Notes which are not denominated as Original Issue Discount Notes may also be treated as issued with original issue discount. For example, Floating Rate Notes providing for one or more qualified floating rates of interest, a single fixed rate and one or more qualified floating rates, a single objective rate, or a single fixed rate and a single objective rate that is a qualified inverse floating rate will also be deemed to have original issue discount unless such interest is unconditionally payable at least annually during the term of the Note at a single qualified floating rate or a single objective rate within the meaning of the Regulations. If a Floating Rate Note provides for two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the Note, the qualified floating rates together constitute a single qualified floating rate. If interest on a debt instrument is stated at a fixed rate for an initial period of less than one year followed by a variable rate that is either a qualified floating rate or an objective rate for subsequent periods, and the value of the variable rate on the issue date is intended to approximate the fixed rate, the fixed rate and the variable rate together constitute a single qualified floating rate or objective rate. Two or more rates will be conclusively presumed to meet the requirements of the preceding sentences if the values of the applicable rates on the issue date are within 1/4 of one percent of each other. In general, interest on Commercial Paper Rate Notes, Federal Funds Rate Notes, LIBOR Notes, Prime Rate Notes, CD Rate Notes, Treasury Rate Notes and CMT Rate Notes will be payable at a single qualified floating rate or objective rate and will be treated as qualified stated interest. Special tax considerations (including possible original issue discount) may arise with respect to Floating Rate Notes providing for (i) one Base Rate followed by one or more Base Rates, (ii) a single fixed rate followed by a qualified floating rate or (iii) a Spread Multiplier. Purchasers of Floating Rate Notes with any of such features should carefully examine the applicable Pricing Supplement and should consult their tax advisors with respect to such a feature since the tax consequences will depend, in part, on the particular terms of the purchased Note. Special rules may also apply if a Floating Rate Note is subject to a cap, floor, governor or similar restriction that is not fixed throughout the term of the Note and is reasonably expected as of the issue date to cause the yield on the Note to be significantly less or more than the expected yield determined without the restriction.

    In the case of Notes that are determined to be issued with original issue discount ("Discount Notes"), a United States Noteholder must generally include the original issue discount in ordinary gross income for federal income tax purposes as it accrues in advance of the receipt of any cash attributable to such income. The amount of original issue discount, if any, required to be included in a Noteholder's ordinary gross income for federal income tax purposes in any taxable year will be computed in accordance with Section 1272(a) of the Code and the Regulations. Under such Section and the Regulations, original issue discount accrues on a daily basis under a constant yield method that takes into account the compounding of interest. The daily portions of original issue discount are determined by allocating to each day in any "accrual period" a pro rata portion of the original issue discount for that period. Accrual periods may be of any length and may vary in length over the term of the Notes, provided that each accrual period is not longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. Original issue discount for any accrual period will be the excess of (i) the product of the Note's "adjusted issue price" at the beginning of such accrual period and its yield to maturity over
(ii) any qualified stated interest payments for that accrual period. The adjusted issue price of a Note at the start of any accrual period is the sum of the issue price and the accrued original issue discount for each prior accrual period. One effect of this method is that United States Noteholders generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

    Under the Regulations, a holder may make an election (the "Constant Yield Election") to include in gross income all interest that accrues on a Note (including stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) in accordance with the foregoing constant yield method that takes into account the compounding of interest.

    Proposed regulations issued on December 15, 1994 address, among other things, the accrual of original issue discount on, and the character of gain recognized on the sale, exchange or retirement of, debt instruments providing for contingent payments. These regulations would apply to contingent payment debt instruments issued on or after the date that is 60 days after the date final regulations are issued. Prospective purchasers of Notes that provide for contingent payments should refer to the discussion regarding taxation in the applicable Pricing Supplement.

    The original issue discount provisions described above do not apply to Notes having a fixed maturity date not more than one year from the date of issue. Under the Regulations, such a "short-term" Note will be treated as having been issued at an original issue discount equal to the excess of the total principal and interest payments on the Note over its issue price. An individual or other holder using the cash receipts and disbursements method of tax accounting will not be required to include original issue discount in ordinary gross income for federal income tax purposes on a daily basis unless an election to do so is made. Holders of such short-term Notes who report income under the accrual method of tax accounting and certain other holders including banks, regulated investment companies, common trust funds, United States Noteholders who hold Notes as part of certain identified hedging transactions, certain pass-thru entities, cash basis United States Noteholders who so elect, and dealers in such securities are required to include original issue discount in income on a daily basis pursuant to a straight-line method, unless such holders make an election to accrue original issue discount under the constant yield method described above by taking into account daily compounding. In the case of holders of such short-term Notes not required and not electing to include original issue discount in income currently, any gain realized on the sale or maturity of such short-term Notes will be ordinary gross income to the extent of the original issue discount accrued on a straight-line basis (or, if elected on a constant yield method, based on daily compounding) to the date of sale or maturity. Holders of such short-term Notes not required and not electing to include the original issue discount in income currently will be required to defer deductions for interest on indebtedness incurred or continued to purchase or carry such short-term Notes in an amount not exceeding the deferred income until the deferred income is realized.

    The Regulations contain aggregation rules stating that in certain circumstances if more than one type of Note is issued as part of the same issuance of securities to a single holder, some or all of such Notes may be treated together as a single debt instrument with a single issue price, maturity date, yield to maturity and stated redemption price at maturity for purposes of calculating and accruing any original issue discount. Unless otherwise provided in the related Pricing Supplement, the Company does not expect to treat any of the Notes as being subject to the aggregation rules for purposes of computing original issue discount.

    In addition to reporting interest paid on the Notes, the Company will report annually to the Internal Revenue Service and holders of record of the Notes, information with respect to the original issue discount accruing thereon.

OPTIONAL REDEMPTION

    Under the Regulations, if the Company has an option to redeem a Note prior to its stated maturity, such option will be presumed to be exercised if, by utilizing any date on which such Note may be redeemed as the maturity date and the amount payable on such date in accordance with the terms of such Note (the "redemption price") as the stated redemption price at maturity, the yield on the Note would be lower than its yield to stated maturity. If such option is not in fact exercised when presumed to be exercised, the Note would be treated solely for original issue discount purposes as if it were redeemed, and a new Note were issued, on the presumed exercise date for an amount equal to the adjusted issue price.

AMORTIZABLE BOND PREMIUM

    In general, if a United States Noteholder purchases the Note at a premium (i.e., an amount in excess of the amount payable upon the stated maturity thereof), such Noteholder will be considered to have purchased such Note with "amortizable bond premium" equal in amount to such excess. A United States Noteholder may elect to deduct the amortizable bond premium as it accrues under a constant yield method that is similar to the method used for the accrual of original issue discount over the remaining term of the Note. A United States
Noteholder's tax basis in the Note will be reduced by the amount of the amortizable bond premium deducted. United States Noteholders should consult with their own tax advisers regarding special rules that apply for determining the amount of and method for amortizing bond premium with respect to Notes that may be redeemed in whole or in part prior to maturity.

SALE OF NOTES

    If a Note is sold by a United States Noteholder or redeemed by the Company, such holder will recognize gain or loss equal to the difference between the amount realized from the sale and the holder's adjusted basis in such Note or applicable portion thereof. Such adjusted basis generally will equal the cost of such Note to such holder, increased by any original issue discount included in such holder's ordinary gross income with respect to such Note and reduced by any principal payments on the Note previously received by such holder (including any interest payments on the Note that are not qualified stated interest payments) and by any amortizable bond premium deducted by such holder. Except as discussed with respect to short-term obligations, or to the extent cash is received attributable to accrued interest, any gain or loss recognized upon a sale, exchange, retirement or other disposition of a Note will be capital gain or loss. If, however, it is determined that the Company intended on the date of issue of the Notes to call all or any portion of the Notes prior to their stated maturity, any gain realized upon a sale, exchange, retirement or other disposition of a Note would be considered, under Section 1271(a)(2)(A) of the Code, ordinary income, to the extent it does not exceed the unrecognized portion of the original issue discount, if any, with respect to the Note.

WITHHOLDING TAXES AND REPORTING REQUIREMENTS

    Interest payments, accrual of original issue discount and payments of principal and any premium with respect to a Note will be reported to the extent required by the Code to the United States Noteholders and the Internal Revenue Service. Such amounts will ordinarily not be subject to withholding of United States federal income tax. However, certain noncorporate United States Noteholders may be subject to a backup withholding tax at a rate of 31% if the United States Noteholder (i) fails to furnish its Taxpayer Identification Number ("TIN") which, for an individual would be his Social Security Number, (ii) furnishes an incorrect TIN, (iii) is notified by the Internal Revenue Service that it has failed to properly report payments of interest and dividends or (iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the Internal Revenue Service that it is subject to backup withholding for failure to report interest and dividend payments. United States Noteholders should consult their tax advisers regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption if applicable.

    The amount of any backup withholding from a payment to a United States Noteholder will be allowed as a credit against such holder's United States federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

FOREIGN CURRENCY NOTES

    The following summary relates to Foreign Currency Notes.

    A United States Noteholder who uses the cash method of accounting and who receives interest (other than original issue discount) in a foreign currency with respect to a Foreign Currency Note will be required to include in income the United States dollar value of the interest received (determined on the date such interest is received) regardless of whether the interest payment is in fact converted to United States dollars at that time, and such United States dollar value will be the United States Noteholder's tax basis in the foreign currency.

    To the extent the above paragraph is not applicable, a United States Noteholder who (i) uses the cash method of accounting and accrues original issue discount or (ii) uses the accrual method of accounting will be required to include in income the United States dollar value of the amount of interest income (including original issue discount, but reduced by amortizable bond premium to the extent applicable) that has accrued and is otherwise required to be taken into account with respect to a Foreign Currency Note during an accrual period. The United States dollar value of such accrued income will be determined by translating such income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. Such United States Noteholder will recognize ordinary income or loss with respect to accrued interest income on the date such income is actually received. The amount of ordinary income or loss recognized will equal the difference between the United States dollar value of the foreign currency payment received (determined on the date such payment is received) in respect of such accrual period (or where a Untied States Noteholder receives United States dollars, the amount of such payment in respect of such accrual period) and the United States dollar value of interest income that has accrued during such accrual period (as determined above). A United States Noteholder may elect to translate interest income (including original issue discount) into United States dollars at the spot rate on the last day of the interest accrual period (or, in the case of a partial accrual period, the spot rate on the last day of the taxable year) or, if the date of receipt is within five business days of the last day of the interest accrual period, the spot rate on the date of receipt. A United States Noteholder that makes such an election must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the Internal Revenue Service. Original issue discount and amortizable bond premium on a Foreign Currency Note are to be determined in the relevant foreign currency.

    Any loss realized on the sale, exchange or retirement of a Foreign Currency Note with amortizable bond premium by a United States Noteholder who has not elected to amortize such premium will be a capital loss to the extent of such bond premium. If such an election is made, amortizable bond premium taken into account on a current basis shall reduce interest income in units of the relevant foreign currency. Exchange gain or loss is realized on such amortized bond premium with respect to any period by treating the bond premium amortized in such period as a return of principal.

    A United States Noteholder's tax basis in a Foreign Currency Note, and the amount of any subsequent adjustment to such holder's tax basis, will be the United States dollar value of the foreign currency amount paid for such Foreign Currency Note, or of the foreign currency amount of the adjustment, determined on the date of such purchase or adjustment. A United States Noteholder who purchases a Foreign Currency Note with previously owned foreign currency will recognize ordinary income or loss in an amount equal to the difference, if any, between such United States Noteholder's tax basis in the foreign currency and the United States dollar fair market value of the Foreign Currency Note on date of purchase.

    Gain or loss realized on the sale, exchange or retirement of a Foreign Currency Note that is attributable to fluctuations in currency exchange rates will be ordinary income or loss which will not be treated as interest income or expense. Gain or loss attributable to fluctuations in exchange rates will equal the difference between (i) the United States dollar value of the foreign currency principal amount of such Note, and any payment with respect to accrued interest, determined on the date such payment is received or such Note is disposed of, and (ii) the United States dollar value of the foreign currency principal amount of such Note, determined on the date such United States Noteholder acquired such Note, and the United States dollar value of the accrued interest received, determined by translating such interest at the average exchange rate for the accrual period. Such foreign currency gain or loss will be recognized only to the extent of the total gain or loss realized by a United States Noteholder on the sale, exchange or retirement of the Foreign Currency Note. The source of such foreign currency gain or loss will be determined by reference to the residence of the holder or the "qualified business unit" of the holder on whose books the Note is properly reflected. Any gain or loss realized by such a holder in excess of such foreign currency gain or loss will be capital gain or loss (except in the case of a short-term Discount Note, to the extent of any original issue discount not previously included in the holder's income).

    A United States Noteholder will have a tax basis in any foreign currency received on the sale, exchange or retirement of a Foreign Currency Note equal to the United States dollar value of such foreign currency, determined at the time of such sale, exchange or retirement. Regulations issued under Section 988 of the Code provide a special rule for purchases and sales of publicly traded Foreign Currency Notes by a cash method taxpayer under which units of foreign currency paid or received are translated into United States dollars at the spot rate on the settlement date of the purchase or sale. Accordingly, no exchange gain or loss will result from currency fluctuations between the trade date and the settlement of such purchase or sale. An accrual method taxpayer may elect the same treatment required of cash method taxpayers with respect to the purchase and sale of publicly traded Foreign Currency Notes provided the election is applied consistently. Such election cannot be changed without the consent of the Internal Revenue Service. Any gain or loss realized by a United States Noteholder on a sale or other disposition of foreign currency (including its exchange for United States dollars or its use to purchase Foreign Currency Notes) will be ordinary income or loss.

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

    Subject to the terms and conditions set forth in the Distribution Agreement, the Notes are being offered on a continuing basis by the Company through Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated, (the "Agents"), who have agreed to use reasonable efforts to solicit purchases of the Notes. The Company will have the sole right to accept offers to purchase Notes and may reject any proposed purchase of Notes in whole or in part. The Agents shall have the right, in their discretion reasonably exercised, to reject any offer to purchase Notes in whole or in part. The Company will pay the Agents a commission of from .125% to .750% of the principal amount of Notes, depending upon maturity, for sales made through them as Agents.

    The Company may also sell Notes to the Agents as principal for their own accounts at a discount to be agreed upon at the time of sale, or the purchasing Agents may receive from the Company a commission or discount equivalent to that set forth on the cover page hereof in the case of any such principal transaction in which no other discount is agreed. Such Notes may be resold at prevailing market prices, or at prices related thereto, at the time of such resale, as determined by the Agents. The Company reserves the right to sell Notes directly on its own behalf. No commission will be payable on any Notes sold directly by the Company.

    In addition, the Agents may offer the Notes they have purchased as principal to other dealers. The Agents may sell Notes to any dealer at a discount and, unless otherwise specified in the applicable Pricing Supplement, such discount allowed to any dealer may include all or part of the discount to be received from the Company. Unless otherwise indicated in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to any agency sale of a Note of identical maturity. After the initial public offering of Notes to be resold to investors and other purchasers on a fixed public offering price basis, the public offering price, concession and discount may be changed.

    The Agents, as agents or principals, may be deemed to be "underwriters" within the meaning of the Act. The Company has agreed to indemnify the Agents against certain liabilities, including liabilities under the Act. The Company has agreed to reimburse the Agents for certain expenses.

    The Agents may sell to or through dealers who may resell to investors, and the Agents may pay all or part of their discount or commission to such dealers. Such dealers may be deemed to be "underwriters" within the meaning of the Act.

    In the ordinary course of their respective businesses, the Agents and their affiliates have engaged, and may in the future engage, in investment banking and commercial banking transactions with the Company and certain of its affiliates.

    Unless otherwise indicated in the applicable pricing supplement, payment of the purchase price of the Notes will be required to be made in immediately available funds in The City of New York.

    The Notes are a new issue of securities with no established trading market and will not be listed on any securities exchange. No assurance can be given as to the existence or liquidity of the secondary market for the Notes.

                               VALIDITY OF NOTES

    The validity of the Notes has been passed upon for the Company by John H. LeFevre. Esq., Senior Vice President, General Counsel and Secretary of the Company, and Dorsey & Whitney P.L.L.P., Minneapolis, Minnesota, and for the Agents by Sullivan & Cromwell, New York, New York. The opinions of John H. LeFevre, Esq., Dorsey & Whitney P.L.L.P. and Sullivan & Cromwell are conditioned upon, and subject to certain assumptions regarding, future action required to be taken by the Company and the Trustee in connection with the issuance and sale of any particular Note, the specific terms of Notes and other matters which may affect the validity of Notes but which cannot be satisfied on the date of such opinions.

PROSPECTUS


-------------


                                  $300,000,000
                               DELUXE CORPORATION
                                DEBT SECURITIES


                               ------------------

    Deluxe Corporation (the "Company") may offer from time to time its debt securities (the "Debt Securities") in one or more series in an aggregate principal amount not to exceed $300,000,000, or its equivalent in such foreign currency or composite currencies as may be designated by the Company at the time of the offering, on terms to be determined at the time of sale. The specific designation, aggregate principal amount, purchase price, maturity, denominations (which may be in United States dollars, in any other currency or in a composite currency), any interest rate or rates (which may be fixed or variable) and time of payment of any interest, any redemption or repayment or extension terms, any terms for sinking fund payments and other specific terms of the Debt Securities will be set forth in one or more supplements to this Prospectus (each a "Prospectus Supplement"). As used herein, the term "Debt Securities" shall include securities denominated in United States dollars or, if so specified in the applicable Prospectus Supplement, in any other currency or composite currency.

    The Debt Securities may be sold to or through underwriters, dealers or agents for public offering or directly to other purchasers pursuant to the terms of the offering fixed at the time of sale. See "Plan of Distribution." Any underwriters, dealers or agents participating in an offering of Debt Securities will be named in the accompanying Prospectus Supplement or Prospectus Supplements. Such underwriters, dealers or agents may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES  AND
   EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES COMMISSION  NOR  HAS THE
     SECURITIES  AND  EXCHANGE   COMMISSION  OR   ANY  STATE   SECURITIES
       COMMISSION  PASSED  UPON  THE  ACCURACY  OR  ADEQUACY  OF THIS
           PROSPECTUS. ANY REPRESENTATION  TO THE  CONTRARY IS  A
                                         CRIMINAL OFFENSE.

                            ------------------------


               THE DATE OF THIS PROSPECTUS IS SEPTEMBER 22, 1995.

                             AVAILABLE INFORMATION

    The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 2400, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Reports, proxy statements and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    The Company has filed with the Commission a registration statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") under the Securities Act of 1933, as amended. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Statements contained in this Prospectus as to the contents of any document are not necessarily complete, and in each instance reference is made to the document itself, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents of the Company which have been filed with the Commission are hereby incorporated by reference in this Prospectus:

    (a) Annual Report on Form 10-K for the year ended December 31, 1994;

    (b) Quarterly Report on Form 10-Q for the quarter ended March 31, 1995, as amended by Form 10-Q/A-1 filed August 10, 1995; and

    (c) Quarterly Report on Form 10-Q for the quarter ended June 30, 1995.

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document all or any portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to any person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than certain exhibits to such documents). Requests for such copies should be directed to John H. LeFevre, Secretary, Deluxe Corporation, 1080 West County Road F, Shoreview, Minnesota 55126-8201, telephone number (612) 483-7008.

    Unless otherwise indicated, currency amounts in this Prospectus and in any Prospectus Supplement are stated in United States dollars ("$" or "dollars").

                                  THE COMPANY

    Deluxe Corporation provides products and services primarily to the financial payment systems industry and also markets specialty products to small businesses and consumers. The Company began business in 1915 in St. Paul, Minnesota, printing checks for banks and their customers. The Company today is headquartered in Shoreview, Minnesota, and has facilities in the United States, Puerto Rico, Canada and the United Kingdom. The Company's products and services are sold primarily in the United States through the following four business divisions: Payment Systems, Business Systems, Consumer Specialty Products and Ink.

PAYMENT SYSTEMS DIVISION

    The Company's largest division, Payment Systems, is composed of the paper-based payments unit and the electronic payments unit. The Payment Systems Division had net sales of approximately $1.083 billion in 1994, accounting for approximately 62 percent of the Company's total sales.

PAPER-BASED PAYMENTS UNIT

    The paper-based payments unit prints and sells to financial institutions and depositors a variety of checks and related banking forms. The Company is the nation's leading printer of checks for financial institutions and has an approximately 50 percent share of the estimated $1.6 billion U.S. financial institution check market. The approximate number of financial institutions (not including branches as separate entities) to which the Company made gross sales of checks and related banking forms in excess of $100,000 during 1994 was 1,922.

    Depositors commonly submit initial check orders and reorders to their financial institutions, which forward them to one of the Company's printing plants. Printed checks are sent directly by the Company to the depositors, typically on the business day after receipt of the order. The Company's charges are paid by the financial institutions, which in turn usually deduct the charges from the depositors' accounts. In 1994, the Company delivered 99.76 percent of financial institution check orders error-free to customers and provided two-day turnaround on 95.6 percent of all orders.

    Payment systems and methods have been changing in the U.S. in recent years as banking and other industries have introduced alternatives to the traditional check, including charge cards, credit cards, debit cards and electronic payment, among others. Sales of checks to financial institutions have been subject to increased competition and consequent pressure on prices. Additionally, the direct mail segment of the check industry is growing rapidly as a lower-priced alternative to financial institution check sales and is estimated to have represented approximately 14 percent of the personal check market in the U.S. in 1994. These developments have produced a mature market for checks and have accelerated pricing pressure on check sales. As a result, check printing revenues have declined in recent years and the Company believes that revenues from traditional check sales to financial institutions will likely continue to decline in the future. In order to stabilize check printing operations and improve profitability, the Company has focused on controlling expenses and increasing efficiency and on higher margin products and services, such as specially designed checks and licensed check designs. At the same time, the growing direct mail check segment has been an opportunity for the Company's Current, Inc. subsidiary, the nation's largest supplier of direct mail personal checks. See "-- Consumer Specialty Products Division."

    The paper-based payments unit also includes the Company's financial forms and card services businesses. The financial forms business provides financial institutions with a variety of forms used for internal operations and administrative purposes. The card services business provides personalized, plastic automated teller machine ("ATM") cards and credit and debit cards to financial institutions and retailers and driver's licenses to government agencies.

    The Company's direct communications product line is also part of the paper-based payments unit. This emerging product line consists of letter checks and other personalized direct communication printed pieces used by financial institutions in marketing to consumers. The Company continues to focus on developing products and services to be sold to its traditional financial institution customers.

ELECTRONIC PAYMENTS UNIT

    The electronic payments unit supplies processing and other services and electronic funds transfer software and consists of the following businesses:
Deluxe Data Systems, Inc. ("Deluxe Data"); Chex Systems, Inc. ("Chex Systems"); Electronic Transaction Corporation ("ETC"); National Revenue Corporation and its affiliates ("NRC"); and Financial Alliance Processing Services, Inc. ("Financial Alliance").

    Deluxe Data provides electronic funds transfer processing and software and is the nation's largest third-party processor for regional ATM networks. Overall, Deluxe Data processed approximately 1.3 billion transactions in 1994. Deluxe Data also competes in emerging debit markets, including electronic benefit transfer ("EBT") and retail/point-of-sale ("POS") transaction processing. EBT uses ATM and POS terminals to deliver food stamps and welfare assistance to recipients. Deluxe Data currently supports EBT programs for the state governments of Maryland and New Jersey.

    Chex Systems provides account verification services for financial institutions and served more than 60,000 bank locations in 1994. Chex Systems uses its large database to identify checking account applicants who previously have had accounts closed for cause. Chex Systems also offers collection services to financial institutions.

    ETC is a database management business and is the nation's largest check authorization service for retailers. Through its Shared Check Authorization Network ("SCAN-TM-"), ETC identifies individuals who have outstanding dishonored checks or who have had checking accounts closed for cause. Using SCAN, member retailers served by ETC authorized more than 1.6 billion checks in 1994.

    NRC provides collection and accounts receivable management services to retail, financial, medical and commercial credit grantors. NRC has 37 sales offices nationwide and serves approximately 27,000 customers.

    Financial Alliance, acquired by the Company in January 1995, is a full-service credit card processor enabling retailers to accept payment by credit card. In 1994, Financial Alliance processed 18 million credit card transactions and provided services to more than 150 financial institutions and 40,000 retailers using 30 independent sales organizations as well as its own internal sales organization.

BUSINESS SYSTEMS DIVISION

    The second largest of the Company's divisions, Business Systems, had net sales of approximately $335 million in 1994, accounting for approximately 19 percent of the Company's total sales. Business Systems produces and markets short-run computer and business forms and record-keeping systems for small businesses and professional practices, including medical and dental offices. Business Systems' products are sold primarily through direct mail and telephone marketing. This Division includes the Company's general business and health care forms printing unit; PaperDirect, Inc., a direct mail marketer of specialty papers, presentation products and pre-designed forms for laser printing and desktop publishing; Nelco, Inc., a supplier of tax forms, tax forms software, and electronic tax filing services; and T/Maker Company, a publisher of image content software, including clip art. Many of these products are also sold internationally by Deluxe United Kingdom Ltd., Deluxe Canada Inc. and PaperDirect Pacific Pty Limited, an Australia-based joint venture that markets PaperDirect products in Australia, New Zealand and Asia.

CONSUMER SPECIALTY PRODUCTS DIVISION

    The Consumer Specialty Products Division consists of Current, Inc. ("Current"), the nation's leading direct mail supplier of checks and social expression products, including greeting cards, gift wrap, small gifts and related products. Current had sales of approximately $330 million in 1994, accounting for approximately 19 percent of the Company's total sales. Current is the largest supplier among the approximately 30 companies competing in the growing direct mail check segment, which includes the Company's primary competitors in the financial institution check market. Current delivered approximately 99 percent of its check orders error-free in 1994. Current's social expression business is seasonal, based on holidays, and historically more than one-third of Current's total sales have occurred in the fourth quarter.

INK DIVISION

    In June 1994, the Company formed the Ink Division to produce and market Printwise-TM-, a water-washable lithographic ink and solvent-free press wash system. The Company believes that Printwise meets or exceeds the performance standards of conventional lithographic inks. Printwise requires no costly capital expenditures or press modifications to implement and eliminates the need to use environmentally harmful, petroleum-based cleaning solvents in the printing process. As a start-up business, the Ink Division had sales of approximately $0.9 million and an operating loss in 1994. Such sales were made primarily to the Company for use in its check printing plants, all of which have been converted to Printwise. Because the ink business is new to the Company and unrelated to its other core businesses, the Company is examining alternatives in order to realize the full value to the Company of the Ink Division. See "-- Recent Developments."

RECENT DEVELOPMENTS

    On May 1, 1995, J. A. (Gus) Blanchard III succeeded Harold V. Haverty as President and Chief Executive Officer of the Company. Since January 1994, Mr. Blanchard, age 52, had been Executive Vice President of General Instrument Corporation, a supplier of systems and equipment to the cable and satellite television industry located in Chicago, Illinois. From 1991 to 1993, Mr. Blanchard was Chairman and Chief Executive Officer of Harbridge Merchant
Services, a national credit card processing company based in Chicago. Previously, Mr. Blanchard worked at American Telephone & Telegraph Company ("AT&T") for 25 years, most recently as Senior Vice President in charge of AT&T's national business sales force.

    In connection with the recent management change, the Company is undertaking a comprehensive evaluation of its businesses and strategy and may, in the future, determine to adjust its business strategy and to pursue acquisitions of complementary businesses or products or dispositions of certain businesses or products of the Company and its subsidiaries. The Company currently has no commitments to make any such acquisitions or dispositions. See "Use of Proceeds."

    The Company was incorporated under the laws of the State of Minnesota in 1920. From 1920 until 1988, the Company was named Deluxe Check Printers Incorporated. The Company's principal executive offices are located at 1080 West County Road F, Shoreview, Minnesota 55126-8201 (telephone (612) 483-7111). Unless the context otherwise requires, the term the "Company" refers to Deluxe Corporation and its subsidiaries.

                                USE OF PROCEEDS

    Unless otherwise specified in the applicable Prospectus Supplement, the net proceeds from the sale of the Debt Securities will be used for general corporate purposes, including working capital, repayment or repurchase of outstanding indebtedness and other securities of the Company, capital expenditures and possible acquisitions of complementary businesses or products. The Company currently has no commitments to make any such acquisitions. See "The Company -- Recent Developments". Specific allocations of the proceeds to such purposes may not have been made at the date of the applicable Prospectus Supplement, although management of the Company will have determined that funds should be borrowed at that time in anticipation of future funding requirements. The precise amount and timing of the application of such proceeds will depend upon the funding requirements of the Company and the availability and cost of other funds. Pending such application, such net proceeds may be temporarily invested in short-term, interest-bearing securities.

                      RATIOS OF EARNINGS TO FIXED CHARGES

                                  YEARS ENDED DECEMBER 31,
                                ----------------------------  SIX MONTHS ENDED
                                1990  1991  1992  1993  1994   JUNE 30, 1995
                                ----  ----  ----  ----  ----  ----------------
Ratio of Earnings to Fixed
 Charges......................  23.2  15.1  12.2  10.9  10.9          9.0

    For the purpose of computing the ratios of earnings to fixed charges, earnings consist of income from continuing operations before income taxes, plus fixed charges, plus a proportional share of earnings of 50 percent owned companies, less equity in undistributed earnings of companies owned less than 50 percent. Fixed charges consist of interest on all indebtedness, amortization of debt discount and expense and that portion of rental expense deemed to be representative of interest.

                         DESCRIPTION OF DEBT SECURITIES

    The Debt Securities will be issued under an Indenture (the "Indenture") between the Company and Norwest Bank Minnesota, National Association, as Trustee (the "Trustee"). A copy of the form of Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following brief summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Indenture, and is further qualified by any description contained in the applicable Prospectus Supplement or Prospectus
Supplements. Certain terms capitalized and not otherwise defined herein are defined in the Indenture. Wherever particular sections or defined terms of the Indenture are referred to, such sections or defined terms are incorporated herein by reference.

    The Debt Securities may be issued from time to time in one or more series. The terms of each series of Debt Securities will be established by or pursuant to a resolution of the Board of Directors of the Company and set forth or determined in the manner provided in an Officers' Certificate or by a supplemental indenture. The particular terms of the Debt Securities offered pursuant to any Prospectus Supplement or Prospectus Supplements will be described in such Prospectus Supplement or Prospectus Supplements. As used under this caption, the term "Company" means Deluxe Corporation.

GENERAL

    The Indenture does not limit the aggregate principal amount of Debt Securities which may be issued thereunder nor the amount of other debt which may be issued by the Company. The Debt Securities will be unsecured obligations of the Company and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company

    Unless otherwise indicated in the applicable Prospectus Supplement or Prospectus Supplements, the Debt Securities of any series will be issued only in fully registered form in denominations of $1,000 or any amount in excess thereof which is an integral multiple of $1,000. (Section 302) Debt Securities may be issuable in the form of one or more Global Securities, as described below under "-- Global Securities." The Debt Securities (other than those issued in the form of a Global Security) are exchangeable or transferable without charge therefor, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith and require the holders to furnish appropriate endorsements and transfer documents. (Section
305)

    Debt Securities may be issued as Original Issue Discount Debt Securities to be sold at a substantial discount below their principal amount. Special federal income tax and other considerations applicable thereto and special federal tax and other considerations applicable to any Debt Securities which are denominated in a currency or currency unit other than United States dollars will be described in the Prospectus Supplement or Prospectus Supplements relating thereto.

    Unless otherwise indicated in the applicable Prospectus Supplement or Prospectus Supplements, principal of and any premium and interest on the Debt Securities will be payable, and the transfer of the Debt Securities will be registrable, at the principal corporate trust office of the Trustee. In addition, unless otherwise provided in the applicable Prospectus Supplement or Prospectus Supplements and in the case of Global Securities, payment of interest may be made at the option of the Company by check mailed to the address of the person entitled thereto as it appears on the Security Register. (Sections 301, 305, 1001 and 1002)

    The applicable Prospectus Supplement or Prospectus Supplements will describe the terms of the Debt Securities offered thereby, including the following: (1) the title of the offered Debt Securities; (2) any limit on the aggregate principal amount of the offered Debt Securities; (3) the Person to whom any interest on the offered Debt Securities will be payable, if other than the Person in whose name it is registered on the regular record date for such interest; (4) the date or dates on which the offered Debt Securities will mature and any rights of extension; (5) the rate or rates at which the offered Debt Securities will bear interest, if any, or the formula pursuant to which such rate or rates shall be determined, the date from which any such interest will accrue and the dates on which any such interest on the offered Debt Securities will be payable and the regular record dates therefor; (6) the place or places where the principal of and any premium and interest on the offered Debt Securities will be payable; (7) the period or periods within which, the price or prices at which and the terms and conditions upon which the offered Debt Securities may be redeemed, if applicable, at the option of the Company;
(8) the obligation, if any, of the Company to redeem or purchase Securities of the series pursuant to any sinking fund or analogous provisions or at the option of a Holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which Securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation; (9) the denominations in which any offered Debt Securities will be issuable, if other than denominations of $1,000 or any amount in excess thereof which is an integral multiple of $1,000; (10) the currency, currencies or currency units for the payment of principal of and any premium and interest payable on the offered Debt Securities, if other than United States dollars; (11) any other event or events of default applicable with respect to the offered Debt Securities in addition to or in lieu of those described below under "-- Events of Default";
(12) any other restrictive covenants applicable with respect to the offered Debt Securities in addition to or in lieu of those described below under "-- Restrictive Covenants"; (13) if less than the principal amount thereof, the portion of the principal payable upon acceleration of such Debt Securities following an Event of Default; (14) any index used to determine the amount of payment of principal of and any premium and interest on the offered Debt Securities; (15) whether such Debt Securities are to be issued in whole or in part in the form of one or more Global Securities and, if so, the identity of the Depositary for such Global Security or Securities and the circumstances under which any such Global Security may be exchanged for Securities registered in the name of, and any transfer of such Global Security may be registered to, a Person other than such Depositary or its nominee; (16) if principal of or interest on the offered Debt Securities is denominated or payable in a currency or currencies other than United States dollars, whether and under what terms and conditions the Company may defease the offered Debt Securities; and (17) any other terms of the offered Debt Securities not inconsistent with the provisions of the Indenture. (Section 301)

GLOBAL SECURITIES

    The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a Depositary identified in the applicable Prospectus Supplement or Prospectus Supplements. A Global Security will be issued in a denomination equal to the aggregate principal amount of outstanding Debt Securities of the series represented by such Global Security. The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement or Prospectus Supplements.

RESTRICTIVE COVENANTS

    LIMITATIONS ON SECURED DEBT. The Indenture provides that the Company will not itself, and will not permit any Restricted Subsidiary (defined below) to, incur, issue, assume or guarantee any notes, bonds, debentures or other similar evidences of indebtedness for money borrowed (herein called "debt"), secured by pledge of, or mortgage or other lien on, any Principal Property (defined below), now owned or hereafter owned by the Company or any Restricted Subsidiary, or any shares of stock or debt of any Restricted Subsidiary held by or owed to the Company (herein called "liens"), without effectively providing that the Debt Securities of each series then Outstanding (together with, if the Company shall so determine, any other debt of the Company or such Restricted Subsidiary then existing or thereafter created which is not subordinate to the Debt Securities of each series then Outstanding) shall be secured equally and ratably with such secured debt. The foregoing restrictions do not apply, however, to (a) liens existing on the date of the Indenture; (b) liens on any Principal Property acquired, constructed or improved by the Company or any Restricted Subsidiary after the date of the Indenture which are created or assumed contemporaneously with, or within 120 days of, such acquisition, construction or improvement, to secure or provide for the payment of all or any part of the cost of such acquisition, construction or improvement; (c) liens on property, shares of capital stock or debt existing at the time of acquisition thereof, whether by merger, consolidation, purchase, lease or otherwise (including liens on property, shares of capital stock or debt of a corporation existing at the time such corporation becomes a Restricted Subsidiary); (d) liens in favor of the Company or any Restricted Subsidiary; (e) liens in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision thereof, or political entity affiliated therewith, or in favor of any other country, or any political subdivision thereof, to secure partial, progress, advance or other payments; (f) certain liens imposed by law, such as mechanics', workmen's, repairmen's, materialmen's, carriers', warehousemen's, vendors' or other similar liens arising in the ordinary course of business; (g) certain pledges or deposits under workmen's compensation or similar legislation or in certain other circumstances; (h) certain liens in connection with legal proceedings, including certain liens arising out of judgments or awards; (i) liens for certain taxes or assessments; (j) certain liens consisting of restrictions on the use of real property which, other than liens resulting from action of any governmental authority, do not interfere materially with the property's use; or (k) any extension, renewal or replacement, as a whole or in part, of any lien referred to in the foregoing clauses (a) to (j), inclusive. (Section 1007)

    Notwithstanding the restrictions described above, the Company or any Restricted Subsidiary may incur, issue, assume or guarantee debt secured by liens without equally and ratably securing the Debt Securities of each series then Outstanding, provided, that at the time of such incurrence, issuance, assumption or guarantee, after giving effect thereto and to the retirement of any debt which is concurrently being retired, the aggregate amount of all outstanding debt secured by liens so incurred (other than liens permitted as described in clauses (a) through (k) above), together with the aggregate amount of all Attributable Debt (defined below) incurred pursuant to the second paragraph under the caption "-- Limitations on Sale and Leaseback Transactions" below, does not at such time exceed 15% of total shareholders' equity of the Company as shown on its most recent consolidated balance sheet and computed in accordance with generally accepted accounting principles. (Section 1007)

    LIMITATIONS ON SALE AND LEASEBACK TRANSACTIONS. Sale and leaseback transactions by the Company or any Restricted Subsidiary involving a Principal Property are prohibited unless either (a) the Company or such Restricted Subsidiary would be entitled, without equally and ratably securing the Debt Securities of each series then Outstanding, to incur debt secured by a lien on such property, pursuant to the provisions described in clauses (a) through (k) above under "Limitations on Secured Debt,"; or (b) the Company, within 120 days, applies to the retirement of its Funded Debt (defined below) (subject to credits for certain voluntary retirements of Funded Debt) an amount not less than the greater of (i) the net proceeds of the sale of the Principal Property leased pursuant to such arrangement or (ii) the fair market value of the Principal Property so leased. This restriction will not apply to a sale and leaseback transaction between the Company and any Subsidiary or between a Restricted Subsidiary and any Subsidiary or involving the taking back of a lease for a period of less than three years.

    Notwithstanding the restrictions described above, the Company or any Restricted Subsidiary may enter into a Sale and Leaseback Transaction, provided, that at the time of such transaction, after giving effect thereto, the aggregate amount of all Attributable Debt (defined below) in respect of sale and leaseback transactions existing at such time (other than sale and leaseback transactions permitted as described above), together with the aggregate amount of all outstanding debt incurred pursuant to the second paragraph under the caption "-- Limitations on Secured Debt" above, does not at such time exceed 15% of total shareholders' equity of the Company as shown on its most recent consolidated balance sheet and computed in accordance with generally accepted accounting principles. (Section 1008)

    CERTAIN DEFINITIONS. The term "Attributable Debt" means the total net amount of rent (discounted at the rate of interest implicit in the terms of the lease) required to be paid during the remaining term of any lease. (Section 101)

    The term "Funded Debt" means debt which by its terms matures at or is extendible or renewable at the option of the obligor to a date more than 12 months after the date of the creation of such debt. (Section 101)

    The term "Principal Property" means any manufacturing plant (consisting of real estate, buildings and fixtures) located within the United States of America (other than its territories or possessions) and owned by the Company or any Subsidiary, the gross book value (without deduction of any depreciation reserves) of which on the date as of which the determination is being made exceeds 1% of total shareholders' equity of the Company (as shown on its most recent consolidated balance sheet and computed in accordance with generally accepted accounting principles), except any such plant (i) to the extent financed by obligations issued by a State or local governmental unit pursuant to
Section 142(a)(5), 142(a)(6), 142(a)(8) or 144(a) of the Internal Revenue Code of 1986, as amended, or any successor provision thereof, or (ii) which is not of material importance to the business conducted by the Company and its Subsidiaries, taken as a whole. (Section 101) The Company and its subsidiaries currently own eleven manufacturing plants that qualify as "Principal Properties" as defined in the Indenture, which plants have an aggregate gross book value of approximately $145 million.

    The term "Restricted Subsidiary" means any subsidiary of the Company which owns or leases a Principal Property. (Section 101)

    Other than as described above and except as may be otherwise specified in the applicable Prospectus Supplement, the Indenture does not contain covenants specifically designed to protect Holders in the event of a highly leveraged transaction involving the Company.

EVENTS OF DEFAULT

    The following events are defined in the Indenture as "Events of Default" with respect to the Debt Securities of any series issued pursuant to such Indenture, unless otherwise provided with respect to such series: (1) failure to pay any interest on any Debt Security of that series when due and payable, continued for 30 days; (2) failure to pay principal of or any premium on any Debt Security of that series when due and payable; (3) failure to deposit any sinking fund payment, when and as due, in respect of any Debt Security of that series; (4) failure to perform any other covenant of the Company in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series of Debt Securities other than that series), continued for 60 days after written notice as provided in the Indenture; (5) certain events in bankruptcy, insolvency or reorganization involving the Company; and (6) any other Event of Default provided with respect to Debt Securities of that series. (Section 501)

    If an  Event  of Default  with  respect to  any  series of  Debt  Securities
Outstanding under the Indenture occurs and is continuing, then either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series by notice as provided in the Indenture may declare the principal amount (or, if any of the Debt Securities of that series are Original Issue Discount Debt Securities, such lesser portion of the principal amount of such Debt Securities as may be specified in the terms thereof) of all of the Debt Securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree for payment of money has been obtained by the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. (Section
502)

    The Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (Sections 601, 603) Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series. (Section 512)

    The Company is required to furnish to each Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. (Section 704)

MODIFICATION AND WAIVER

    Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of each series affected by such modification or amendment; PROVIDED, HOWEVER, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby, change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security, reduce the principal amount of, or premium or interest on, any Debt Security, reduce the amount of principal of an Original Issue Discount Debt Security due and payable upon acceleration of the Maturity thereof, change the place of payment where or coin or currency in which the principal of, or any premium or interest on, any Debt Security is payable, impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security, reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of the Holders of which is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, or modify any of the above provisions or the provisions of the next paragraph below. (Section 902)

    The Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of each series may, on behalf of the Holders of all Debt Securities of that series, waive, insofar as that series is concerned, compliance by the Company with certain restrictive provisions of the Indenture. (Section 1010) The Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of each series may, on behalf of the Holders of all Debt Securities of that series, waive any past default under the Indenture with respect to Debt Securities of that series, except a default (1) in the payment of principal of, or any premium or interest on, any Debt Security of such series, or (2) in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of such series affected. (Section 513)

    The Indenture provides that, in determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of Debt Securities, (1) the principal amount of an Original Issue Discount Debt Security that will be deemed to be Outstanding will be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the Maturity thereof to such date, and (2) the principal amount of a Debt Security denominated in a foreign currency or currency unit that will be deemed to be Outstanding will be the United States dollar equivalent, determined as of the date of original issuance of such Debt Security, of the principal amount of such Debt Security (or, in the case of an Original Issue Discount Debt Security, the United States dollar equivalent, determined as of the date of original issuance of such Debt Security, of the amount determined as provided in (1) above). (Section 101)

CONSOLIDATION, MERGER AND SALE OF ASSETS

    The Company, without the consent of the Holders of any of the Outstanding Debt Securities under the Indenture, may consolidate or merge with or into, or convey, transfer or lease its properties and assets substantially as an entirety to, any Person which is a corporation, partnership or trust organized and validly existing under the laws of any domestic jurisdiction, provided that (1) any successor Person assumes by supplemental indenture the Company's obligations on the Debt Securities and under the Indenture; (2) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Company or any Subsidiary as a result of such transaction as having been incurred by the Company or such Subsidiary at the time of such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and (3) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease and supplemental indenture comply with the Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with. (Section 801)

DEFEASANCE PROVISIONS

    DEFEASANCE AND DISCHARGE. The Indenture provides that, if principal of and any premium and interest on the Debt Securities are denominated and payable in United States dollars, the Company will be discharged from any and all obligations in respect of the Debt Securities (except for certain obligations to register the transfer or exchange of Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit with the Trustee, in trust, of money, U.S. Government Obligations (as defined) or a combination thereof, which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay any installment of principal of (and premium, if any) and interest on and any mandatory sinking fund payments in respect of the Debt Securities on the Stated Maturity of such payments in accordance with the terms of the Indenture and such Debt Securities. Such discharge may only occur if there has been a change in applicable Federal law or the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders of the Debt Securities; and such discharge will not be applicable to any Debt Securities then listed on the New York Stock Exchange if the provision would cause said Debt Securities to be de-listed as a result thereof. (Section 403) The term "U.S. Government Obligations" is defined to mean direct obligations of the United States of America, backed by its full faith and credit. (Section 101)

    DEFEASANCE OF CERTAIN COVENANTS. The Company may omit to comply with certain restrictive covenants described in Sections 1005 (Maintenance of Properties), 1006 (Payment of Taxes and Other Claims), 1007 (Restriction on Secured Debt) and 1008 (Restriction on Sale and Leaseback Transactions) of the Indenture. To exercise such option, the Company must deposit with the Trustee money, U.S. Government Obligations or a combination thereof, which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay any installment of principal of (and premium, if any) and interest on and any mandatory sinking fund payments in respect of the Debt Securities on the Stated Maturity of such payments in accordance with the terms of the Indenture and such Debt Securities. The Company will also be required to deliver to the Trustee an opinion of counsel to the effect that the deposit and related covenant defeasance will not cause the holders of the Debt Securities to recognize income, gain or loss for Federal income tax purposes. (Section 1009)

    DEFEASANCE AND EVENTS OF DEFAULT. In the event the Company exercises its option to omit compliance with certain covenants of the Indenture and the Debt Securities are declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Debt Securities at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Debt Securities at the time of the acceleration resulting from such Event of Default. However, the Company shall remain liable for such payments.

REGARDING THE TRUSTEE

    The Trustee participates in an uncommitted line of credit and a term loan agreement with the Company, provides other banking and advisory services for the Company in the ordinary course of business and is a customer of the Company and purchases products and services from the Company in the ordinary course of business.

GOVERNING LAW

    The Indenture and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York.

                              PLAN OF DISTRIBUTION

    The Company may sell the Debt Securities being offered hereby in any of four ways: (i) directly to purchasers, (ii) through agents, (iii) through underwriters and (iv) through dealers. The applicable Prospectus Supplement or Prospectus Supplements will set forth the terms of the offering of the Debt Securities, including the name or names of any agents, underwriters or dealers, the purchase price of the Debt Securities and the proceeds to be received by the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation and any discounts and commissions allowed or reallowed or paid to dealers or agents. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers or agents may be changed from time to time.

    In connection with the sale of Debt Securities, underwriters or agents may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions. Underwriters may sell Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters. Underwriters, dealers and agents participating in the distribution of Debt Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Debt Securities may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933, as amended. Such underwriters, dealers and agents may be entitled under agreements which may be entered into by the Company to indemnification by the Company against and contribution toward certain liabilities, including liabilities under the Securities Act of 1933, as amended.

    The Debt Securities may be distributed in one or more transactions from time to time at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

    If so indicated in the applicable Prospectus Supplement or Prospectus Supplements, the Company will authorize dealers or other persons acting as the Company's agent to solicit offers by certain institutions to purchase Debt Securities from the Company at the public offering price set forth in the applicable Prospectus Supplement or Prospectus Supplements pursuant to delayed delivery contracts ("Contracts") providing for payment and delivery on the date or dates stated in the applicable Prospectus Supplement or Prospectus Supplements. There may be limitations on the minimum amount which may be purchased pursuant to a Contract or on the aggregate amount of Securities which may be sold pursuant to Contracts. Any such limitations will be set forth in the applicable Prospectus Supplement or Prospectus Supplements. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but will in all cases be subject to the approval of the Company. The obligations of any purchaser under any Contract will not be subject to any conditions except (1) the purchase by an institution of the Debt Securities covered by its Contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject and (2) if Debt Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of such Debt Securities less the principal amount thereof covered by Contracts.

    The Debt Securities will be a new issue of securities with no established trading market. Any underwriters or agents to or through whom Debt Securities are sold by the Company for public offering and sale may make a market in such Debt Securities, but such underwriters and agents will not be obligated to do so and may discontinue any market-making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Debt Securities.

    Certain of the underwriters, dealers and/or agents and their associates may be customers of, engage in transactions with and perform services for the Company, including its subsidiaries, in the ordinary course of business. Goldman, Sachs & Co. ("Goldman Sachs") has acted as financial advisor to the Company from time to time and Goldman Sachs Money Markets, L.P. ("Goldman Sachs Money

Markets"), an affiliate of Goldman Sachs, is currently a dealer in connection with the Company's $150 million commercial paper program. Goldman Sachs has received, and Goldman Sachs Money Markets will receive, customary fees for services in such capacities.

                                    EXPERTS

    The financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1994 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                          VALIDITY OF DEBT SECURITIES

    The validity of the Debt Securities will be passed upon for the Company by John H. LeFevre, Esq., Senior Vice President, General Counsel and Secretary of the Company, and Dorsey & Whitney P.L.L.P., Minneapolis, Minnesota, and, unless otherwise indicated in the applicable Prospectus Supplement or Prospectus Supplements, for any underwriters or agents by Sullivan & Cromwell, New York, New York.

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    NO  DEALER,  SALESPERSON  OR ANY  OTHER  PERSON  IS AUTHORIZED  TO  GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT, A PRICING SUPPLEMENT OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY AND THEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT, A PRICING SUPPLEMENT OR THE PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THEIR RESPECTIVE DATES.

                            ------------------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                  PAGE
                                                ---------
Description of Notes..........................        S-2
Foreign Currency Risks........................       S-15
United States Taxation........................       S-16
Supplemental Plan of Distribution.............       S-21
Validity of Notes.............................       S-22

                       PROSPECTUS

Available Information.........................          2
Incorporation of Certain Documents by
 Reference....................................          2
The Company...................................          3
Use of Proceeds...............................          5
Ratios of Earnings to Fixed Charges...........          5
Description of Debt Securities................          6
Plan of Distribution..........................         12
Experts.......................................         13
Validity of Debt Securities...................         13

                                  $300,000,000

                               DELUXE CORPORATION

                               MEDIUM-TERM NOTES,
                                    SERIES A

                               DUE FROM 9 MONTHS
                                  TO 30 YEARS
                                      FROM
                                 DATE OF ISSUE

                                ----------------

                             PROSPECTUS SUPPLEMENT

                             ---------------------

                              GOLDMAN, SACHS & CO.
                              MORGAN STANLEY & CO.
        INCORPORATED

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